Hawaiian Electric Exhibit 99.1

Terms that are not defined in this Exhibit 99.1 have the definitions of such terms as set forth in the 2017 Annual Report on Form 10-K to which this Exhibit is attached and into which this Exhibit is incorporated by reference.
PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Executive officers of Hawaiian Electric
The executive officers of Hawaiian Electric are listed below. Mr. Ignacio and Ms. Suzuki are officers of Hawaiian Electric subsidiaries rather than of Hawaiian Electric, but are deemed to be executive officers of Hawaiian Electric under SEC Rule 3b-7 promulgated under the 1934 Exchange Act. Hawaiian Electric executive officers serve from the date of their initial appointment until the next annual appointment of officers by the Hawaiian Electric Board (or applicable Hawaiian Electric subsidiary board), and thereafter are appointed for one-year terms or until their successors have been duly appointed and qualified or until their earlier resignation or removal. Hawaiian Electric executive officers may also hold offices with Hawaiian Electric subsidiaries and other affiliates in addition to their current positions listed below.

Name	Age	Business experience for last 5 years and prior positions with Hawaiian Electric and its affiliates
Alan M. Oshima	70
Hawaiian Electric President and Chief Executive Officer since 10/14
Hawaiian Electric Director, 2008 to 10/11 and since 10/14
HEI Charitable Foundation President since 10/11
·   Hawaiian Electric Senior Executive Officer on loan from HEI, 5/14 to 9/14
·   HEI Executive Vice President, Corporate and Community Advancement, 10/11 to 5/14

Jimmy D. Alberts	57	Hawaiian Electric Senior Vice President, Customer Service since 8/12 · Prior to joining the Company: Kansas City Power & Light, Vice President – Customer Service, 2007-12
Colton K. Ching	50
Hawaiian Electric Senior Vice President, Planning & Technology since 1/17
·   Hawaiian Electric Vice President, Energy Delivery, 1/13 to 1/17
·   Hawaiian Electric Vice President, Systems Operation & Planning, 8/10 to 12/12
·   Hawaiian Electric Manager, Corporate Planning Department, 8/08 to 8/10
·   Hawaiian Electric Director, Strategic Initiatives, 12/06 to 8/08
·   Hawaiian Electric Director, Transmission Planning Division, 2/05 to 12/06
·   Hawaiian Electric Senior Planning Engineer, 4/00 to 2/05
·   Hawaiian Electric Electric Engineer II, 9/96 to 4/00
·   Hawaiian Electric Designer II, 1/94 to 9/96
·   Hawaiian Electric Designer I, 1/91 to 1/94

Ronald R. Cox	61
Hawaiian Electric Senior Vice President, Operations since 1/17
·   Hawaiian Electric Vice President, Power Supply, 8/11 to 1/17
·   Hawaiian Electric Vice President, Generation & Fuels, 8/10 to 7/11
·   Hawaiian Electric Manager, Energy Solutions, 3/09 to 8/10
·   Hawaiian Electric Manager, Power Supply Services Department, 1/07 to 3/09
·   Hawaiian Electric Manager, Operations Strategic Planning, 11/05 to 1/07

Shelee M. T. Kimura	44
Hawaiian Electric Senior Vice President, Business Development & Strategic Planning since 1/17
·  Hawaiian Electric Vice President, Corporate Planning & Business Development, 5/14 to 1/17
·   HEI Manager, Investor Relations & Strategic Planning, 11/09 to 5/14
·   HEI Director, Corporate Finance and Investments, 8/04 to 10/09

Susan A. Li	60
Hawaiian Electric Senior Vice President, General Counsel, Chief Compliance and Administrative Officer and Corporate Secretary since 12/15
·   Hawaiian Electric Senior Vice President, General Counsel, Chief Compliance Officer      and Secretary, 12/13 to 12/15
·   Hawaiian Electric Vice President, General Counsel, 10/07 to 12/13
·   Hawaiian Electric Manager, Legal, 5/98 to 10/07
·   Hawaiian Electric Associate General Counsel, 3/90 to 5/98

Name	Age	Business experience for last 5 years and prior positions with Hawaiian Electric and its affiliates
Tayne S. Y. Sekimura	55
Hawaiian Electric Senior Vice President and Chief Financial Officer since 9/09
·   Hawaiian Electric Senior Vice President, Finance and Administration, 2/08 to 9/09
·   Hawaiian Electric Financial Vice President, 10/04 to 2/08
·   Hawaiian Electric Assistant Financial Vice President, 8/04 to 10/04
·   Hawaiian Electric Director, Corporate & Property Accounting, 2/01 to 8/04
·   Hawaiian Electric Director, Internal Audit, 7/97 to 2/01
·   Hawaiian Electric Capital Budgets Administrator, 5/93 to 7/97
·   Hawaiian Electric Capital Budgets Supervisor, 10/92 to 5/93
·   Hawaiian Electric Auditor (internal), 5/91 to 10/92

Scott W. H. Seu	52
Hawaiian Electric Senior Vice President, Public Affairs since 1/17
·   Hawaiian Electric Vice President, System Operation, 5/14 to 1/17
·   Hawaiian Electric Vice President, Energy Resources and Operations, 1/13 to 5/14
·   Hawaiian Electric Vice President, Energy Resources, 8/10 to 12/12
·   Hawaiian Electric Manager, Resource Acquisition Department, 3/09 to 8/10
·   Hawaiian Electric Manager, Energy Projects Department, 5/04 to 3/09
·   Hawaiian Electric Manager, Customer Installations Department, 1/03 to 5/04
·   Hawaiian Electric Manager, Environmental Department, 4/98 to 12/02
·   Hawaiian Electric Principal Environmental Scientist, 1/97 to 4/98
·   Hawaiian Electric Senior Environmental Scientist, 5/96 to 12/96
·   Hawaiian Electric Environmental Scientist, 8/93 to 5/96

Jay M. Ignacio	58
Hawaii Electric Light President and Senior Operations Advisor to the Hawaiian Electric President and Chief Executive Officer since 8/15
·   Hawaii Electric Light President, 3/08 to 8/15
·   Hawaii Electric Light Manager, Distribution and Transmission, 11/96 to 3/08
·   Hawaii Electric Light Superintendent, Construction & Maintenance, 4/94 to 11/96
·   Hawaii Electric Light Electrical Engineer, 4/90 to 4/94

Sharon M. Suzuki	59
Maui Electric President since 5/12
·   Maui Electric CIS Project Resource Manager, 8/11 to 5/12
·   Maui Electric Manager, Renewable Energy Services, 3/08 to 5/12
·   Maui Electric Manager, Customer Service, 5/04 to 3/08
·   Hawaiian Electric Director, Customer Account Services, 8/02 to 5/04
·   Hawaiian Electric Residential Energy Efficiency Program Manager, 5/00 to 8/02
·   Hawaiian Electric Commercial and Industrial Energy Efficiency Program
    Manager, 6/96 to 5/00
·   Hawaiian Electric Demand-Side Management Analyst, 7/92 to 6/96

Hawaiian Electric Board
The directors of Hawaiian Electric are listed below. Hawaiian Electric directors are elected annually by HEI, the sole common shareholder of Hawaiian Electric, after considering recommendations made by the HEI Nominating and Corporate Governance Committee. Below is information regarding the business experience and certain other directorships for each Hawaiian Electric director, together with a description of the experience, qualifications, attributes and skills that led to the Hawaiian Electric Board’s conclusion at the time of the 2017 Form 10-K to which this Hawaiian Electric Exhibit 99.1 is attached that each of the directors should serve on the Hawaiian Electric Board in light of Hawaiian Electric’s current business and structure.
Kevin M. Burke, age 56, Hawaiian Electric director since 2018
Business experience since 2013

•	Chief Marketing Officer, Square, Inc., 2015 to Present

•	Chief Marketing Officer, Visa, Inc, 2012 - 2014
Skills and qualifications for Hawaiian Electric Board service

•
Executive management, leadership and strategic planning skills from his service as Chief Marketing Officer for Square, Inc., where he is responsible for driving brand leadership, customer acquisition, product development and overall business growth, as well as from his 14 years as a senior executive for Visa, Inc., where he was responsible for transforming Visa's marketing organization and overseeing key strategic initiatives which included global campaigns.

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Extensive finance and investment expertise gained through his positions at Square, Inc. and Visa, Inc., where he sets overall investment strategy and directed investment of a budget of over $800 million across more than 70 markets, including emerging markets in South America.

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Substantial experience working across a range of industries, including financial services, technology and energy gained from his over 30 years in the marketing industry, including serving as President of JWT San Francisco (marketing and communications agency).

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Skilled business leader who has built and led high-performing organizations from start-up to establishing regional as well as global markets, including founding a successful full-service advertising agency that focused on emerging digital brands.

Richard J. Dahl, age 66, Hawaiian Electric director since 2017
Hawaiian Electric Audit Committee Member
Business experience and other public company and Hawaiian Electric affiliate directorships since 2013

•	Non-Executive Chairman, DineEquity, Inc. since March 2017; Chairman & Interim CEO March - September 2017

•	Non-Executive Chairman, James Campbell Company LLC (privately held real estate investment and development company), since 2010

•	Chairman, President and CEO, James Campbell Company LLC, 2010-16

•	Director and Audit Committee Member, HEI (parent company of Hawaiian Electric), since 2017

•	Director since 2008, Audit Committee Chair and Executive Committee Member, IDACORP, Inc./Idaho Power Company

•	Lead Independent Director 2010-17, former Audit Committee Chair, and Director since 2004, DineEquity, Inc.

•	Non-Executive Chairman, International Rectifier Corporation, 2008-15
Skills and qualifications for Hawaiian Electric Board service

•
Broad leadership and strategic and operational management experience from serving as a senior executive for private and publicly traded companies, including as Chairman, President and CEO of James Campbell Company LLC, President, Chief Operating Officer and Director of Dole Food Company, Inc., and President, Chief Operating Officer and Director of Bank of Hawaii Corporation.

•	In-depth understanding of electric utility industry from his current service as a director of IDACORP, Inc. and its principal subsidiary, Idaho Power Company.

•
Audit, risk management and financial expertise from his chairmanship of the IDACORP, Inc. audit committee, prior chairmanship of the DineEquity, Inc. audit committee, previous work experience with accounting firm Ernst & Young, and prior licensure as a Certified Public Accountant and Certified Bank Auditor.

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Substantial governance and board leadership experience from his public company board service, including through his prior role as Lead Independent Director of DineEquity, Inc. and through leading the International Rectifier, Inc. board through a successful corporate turnaround.

Timothy E. Johns, age 61, Hawaiian Electric director since 2005
Hawaiian Electric Audit Committee Chair
Business experience since 2013

•	Chief Consumer Officer, Hawaii Medical Service Association (leading health insurer in Hawaii), 2011 to 6/2017
Skills and qualifications for Hawaiian Electric Board service

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Executive management, leadership and strategic planning skills developed over three decades as a businessperson and lawyer and most recently as Chief Consumer Officer of Hawaii Medical Service Association (HMSA).

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Business, regulatory, financial stewardship and legal experience from his prior roles as President and CEO of the Bishop Museum, Chief Operating Officer for the Estate of Samuel Mills Damon (former private trust with assets valued at over $900 million prior to its dissolution), Chairperson of the Hawaii State Board of Land and Natural Resources, Director of the Hawaii State Department of Land and Natural Resources and Vice President and General Counsel at Amfac Property Development Corp.

•
Corporate governance knowledge and familiarity with financial oversight and fiduciary responsibilities from overseeing the HMSA Internal Audit department, from his prior service as a director for The Gas Company LLC (now Hawaii Gas) and his current service as a trustee of the Parker Ranch Foundation Trust (charitable trust with assets valued at over $350 million), as a director and Audit Committee Chair for Parker Ranch, Inc., as a director and Audit Committee member for Grove Farm Company, Inc. (privately-held community and real estate development firm operating on the island of Kauai) and on the board of Kualoa Ranch, Inc. (private ranch in Hawaii offering tours and activity packages to the public).
Micah A. Kane, age 48, Hawaiian Electric director since 2012
Hawaiian Electric Audit Committee Member
Business experience since 2013

•	President and Chief Executive Officer, Hawaii Community Foundation (statewide charitable foundation), since July 2017

•	President and Chief Operating Officer, Hawaii Community Foundation, 2016 to June 2017

•	Chief Operating Officer, Pacific Links Hawaii LLC (golf course owner, developer and operator), 2011-15

•	Principal, The KANE Group LLC (Hawaii-based company focused on land and financing matters for planned community infrastructure and general business development), since 2010

•	Trustee, Kamehameha Schools ($11.5 billion Native Hawaiian trust with more than 363,000 acres of land holdings in Hawaii), since 2009
Skills and qualifications for Hawaiian Electric Board service

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Executive management, leadership and strategic planning skills from prior service as Chief Operating Officer of Pacific Links Hawaii and Trustee of Kamehameha Schools and from prior role as Chairman/Director of the Department of Hawaiian Home Lands.

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Finance and investment expertise gained through oversight of $11.5 billion asset portfolio as trustee of Kamehameha Schools and through spearheading bond transactions as Chairman/Director of Department of Hawaiian Home Lands.

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Experience managing complex capital expenditure projects from overseeing development of master planned communities and from managing annual $150 million capital improvement budget for the Department of Hawaiian Home Lands.

•	Skilled in government affairs, policy development, public relations and crisis management from prior service as Chairman/Executive Director of the Hawaii Republican Party.
Bert A. Kobayashi, Jr., age 47, Hawaiian Electric director since 2006
Hawaiian Electric Non-voting Representative to HEI Compensation Committee
Business experience since 2013

•	Managing Partner, BlackSand Capital, LLC (real estate investment firm), since 2010

•	President and CEO, Kobayashi Group, LLC, 2001-10, and Partner, since 2001
Skills and qualifications for Hawaiian Electric Board service

•
From his leadership of BlackSand Capital, LLC and Kobayashi Group, LLC, Hawaii-based real estate investment and development firms he co-founded, he has extensive experience in private equity investment, real estate acquisitions, project origination, procurement of construction and permanent debt facilities and subordinate/mezzanine financing, in addition to planning, financing and leading large real estate development projects and experience with executive management, marketing and government relations.

•
Organizational governance and financial oversight experience from his current service as a trustee for mutual funds (Hawaiian Tax Free Trusts, from the Aquila Group of Funds) and as a current or past director of several non-profit organizations, including the Shane Victorino Foundation, Inspire the Keiki Foundation, East-West Center Foundation and GIFT Foundation of Hawaii, which he co-founded.

Constance H. Lau, age 65, Hawaiian Electric director since 2006
Hawaiian Electric Chairman of the Board since 2006
Business experience and current and prior positions with Hawaiian Electric and its affiliates

•	President and CEO and Director, HEI (parent company of Hawaiian Electric), since 2006

•	Director, ASB Hawaii (affiliate of Hawaiian Electric), since 2006

•	Chairman of the Board since 2006, Risk Committee member since 2012 and Director since 1999, ASB (affiliate of Hawaiian Electric)

•	CEO, 2001-10, President, 2001-08, and Senior Executive Vice President and Chief Operating Officer, 1999-2001, ASB

•	Financial Vice President & Treasurer, 1997-99, HEI Power Corp. (former affiliate of Hawaiian Electric)

•	Treasurer, 1989-99, and Assistant Treasurer,1987-89, HEI

•	Treasurer, 1987-89, and Assistant Corporate Counsel, 1984-87, Hawaiian Electric
Other public company and Hawaiian Electric affiliate directorships since 2013

•	Director, HEI, 2001-04 and since 2006

•	Director, Audit Committee Chair and Nominating and Corporate Governance Committee Member, Matson, Inc., since 2012
Skills and qualifications for Hawaiian Electric Board service

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Intimate understanding of the Company from serving in various chief executive, chief operating and other executive, finance and legal positions at HEI and its operating subsidiaries for more than 30 years.

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Familiarity with current management and corporate governance practices from her current service as a director, Audit Committee Chair and Nominating and Corporate Governance Committee member for Matson, Inc., as a former director of Alexander & Baldwin, Inc., and as a director and Underwriting Committee chair for AEGIS Insurance Services, Inc.

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Experience with financial oversight and expansive knowledge of the Hawaii business community and the local communities that comprise the Company’s customer bases from serving as a director for various local industry, business development, educational and nonprofit organizations.

•	Utility industry knowledge from serving as a director or task force member of the Edison Electric Institute, Electric Power Research Institute and federal Electricity Subsector Coordinating Council.

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Nationally recognized leader in the fields of critical infrastructure, resilience and physical and cyber security, and energy, demonstrated by her chairmanship of the National Infrastructure Advisory Council, membership on the federal Electricity Subsector Coordinating Council, and her naming as a C3E Energy Ambassador by the U.S. Department of Energy.

Alan M. Oshima, age 70, Hawaiian Electric director 2008-11 and since 2014
Business experience and current and prior positions with Hawaiian Electric

•	President and CEO, Hawaiian Electric, since October 2014

•	President, HEI Charitable Foundation (affiliate of Hawaiian Electric), since 2011

•	Senior Executive Officer on loan from HEI (parent company of Hawaiian Electric) to Hawaiian Electric, May-September 2014

•	Executive Vice President, Corporate and Community Advancement, HEI, 2011-May 2014
Skills and qualifications for Hawaiian Electric Board service

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Deep understanding of Hawaiian Electric from his prior service on the Company's board and from his roles as HEI Executive Vice President, Corporate and Community Advancement and President, HEI Charitable Foundation, and from his service as a loaned executive to Hawaiian Electric from May to October 2014.

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More than three decades of public utilities regulatory experience in Hawaii, including through overseeing regulatory matters for Hawaiian Telcom, and from his years of private law practice, in which he specialized in public utility regulation and was named one of America’s Best Lawyers in public utility law.

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Longstanding involvement in and knowledge of the communities Hawaiian Electric and its subsidiaries serve, having served on the boards of several community organizations and having worked for many years to strengthen public education in Hawaii, including through his service as Chairman of Hawaii 3Rs, a director of The Learning Coalition, a director of Hawaii Institute of Public Affairs, and a Hawaii commissioner on the Education Commission of the States.

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Experienced in executive management from his service on the boards of Hawaiian Electric and Hawaiian Telcom and from his executive roles at Hawaiian Telcom and HEI, and skilled in complex change management, having served as Senior Advisor to Hawaiian Telcom and a member of the Hawaiian Telcom special independent board committee that oversaw the company’s plan of reorganization and successful emergence from reorganization proceedings in 2010.

Kelvin H. Taketa, age 63, Hawaiian Electric director since 2004
Business experience and other public company and Hawaiian Electric affiliate directorships since 2013

•	Senior Fellow, Hawaii Community Foundation (statewide charitable foundation), since July 2017

•	CEO, Hawaii Community Foundation, Jan 2016 to June 2017

•	President and CEO, Hawaii Community Foundation, 1998-2015

•	Director since 1993 and Nominating and Corporate Governance Committee Chair, HEI (parent company of Hawaiian Electric)
Skills and qualifications for Hawaiian Electric Board service

•	Executive management experience with responsibility for overseeing more than $500 million in charitable assets through his leadership of the Hawaii Community Foundation.

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Proficiency in risk assessment, strategic planning and organizational leadership as well as marketing and public relations from his current position at the Hawaii Community Foundation and his prior experience as Vice President and Executive Director of the Asia/Pacific Region for The Nature Conservancy and as Founder, Managing Partner and Director of Sunrise Capital Inc.

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Knowledge of corporate and nonprofit governance issues gained from his prior service as a director for Grove Farm Company, Inc. and the Independent Sector, his current service on the boards of Feeding America, the Stupski Foundation and the Hawaii Leadership Forum, and through publishing articles and lecturing on governance of tax-exempt organizations.

Jeffrey N. Watanabe, age 75, Hawaiian Electric director 1999-2006, 2008-11 and since 2016
Business experience and other public company and Hawaiian Electric affiliate directorships since 2013

•	Director, Nominating and Corporate Governance Committee Chair and Compensation Committee Member, Matson, Inc., since 2012

•	Director since 1988 and Executive and Risk Committee Member, ASB (affiliate of Hawaiian Electric)

•	Lead Independent Director, 2012-15 and director 2003-15, Alexander & Baldwin, Inc. (A&B)

•	Director since 1987, Chairman of the Board since 2006, Executive Committee Chair and Compensation Committee member, HEI (parent company of Hawaiian Electric)
Skills and qualifications for Hawaiian Electric Board service

•
Broad business, legal, corporate governance and leadership experience from serving as Managing Partner of the law firm he helped found in 1972 until his retirement in 2007, advising clients on a variety of business and legal matters for 35 years and from serving on more than a dozen public and private company and nonprofit boards and committees, including his current service on the Matson Nominating and Corporate Governance and Compensation Committees and past service on the A&B Nominating & Corporate Governance Committee.

•
Specific experience with strategic planning from providing strategic counsel to local business clients and prospective investors from the continental United States and the Asia Pacific region for 25 years of his law practice.

•	Recognized by a number of organizations for his accomplishments, including by the Financial Times-Outstanding Directors Exchange, which selected him as a 2013 Outstanding Director.
Audit Committee of the Hawaiian Electric Board
Hawaiian Electric has a guarantee with respect to 6.50% cumulative quarterly income preferred securities series 2004 (QUIPS) listed on the New York Stock Exchange (NYSE). Because HEI has common stock listed on the NYSE and Hawaiian Electric is a wholly-owned subsidiary of HEI, HEI is subject to the corporate governance listing standards in Section 303A of the NYSE Listed Company Manual but Hawaiian Electric is exempt from certain NYSE listing standards, including Sections 303A.04, 303A.05 and 303A.06, which require listed companies to have nominating/corporate governance, compensation and audit committees, respectively.
Although not required by NYSE rules to do so, Hawaiian Electric has established one standing committee, the Hawaiian Electric Audit Committee, and voluntarily endeavors to comply with NYSE and SEC requirements regarding audit committee composition. The current members of the Hawaiian Electric Audit Committee are nonemployee directors Timothy E. Johns (chairperson), Micah A. Kane and Richard J. Dahl. All committee members are independent and qualified to serve on the committee pursuant to NYSE and SEC requirements. Each of Timothy E. Johns and Richard J. Dahl has been determined by the Hawaiian Electric Board to be an “audit committee financial expert” on the Hawaiian Electric Audit Committee.
Mr. Dahl currently serves on the audit committees of HEI, DineEquity, Inc. (NYSE: DIN) and IDACORP, Inc. (NYSE: IDA). He also serves on the audit committee of IDACORP’s wholly-owned subsidiary, Idaho Power Company. The Hawaiian Electric Board has determined that Mr. Dahl’s simultaneous service on the other audit committees would not impair his ability to effectively serve on the Hawaiian Electric Audit Committee. None of the other Hawaiian Electric Audit Committee members serve on the audit committees of more than two other public companies.
The Hawaiian Electric Audit Committee operates and acts under a written charter approved by the Hawaiian Electric Board and available on HEI’s website at www.hei.com/govdocs. The Hawaiian Electric Audit Committee is responsible for overseeing (1) Hawaiian Electric’s financial reporting processes and internal controls, (2) the performance of Hawaiian Electric’s internal auditor, (3) risk assessment and risk management policies set by management and (4) the Corporate Code of Conduct compliance program for Hawaiian Electric and its subsidiaries. In addition, the committee provides input to the HEI Audit Committee regarding the appointment, compensation and oversight of the independent registered public accounting firm that audits HEI’s and Hawaiian Electric’s consolidated financial statements and maintains procedures for receiving and reviewing confidential reports of potential accounting and auditing concerns.
In 2017, the Hawaiian Electric Audit Committee held four regular meetings and four special meetings. At each meeting, the committee held executive sessions without management present with the independent registered public accounting firm that audits HEI’s and Hawaiian Electric’s consolidated financial statements.
Attendance at Hawaiian Electric Board and Audit Committee meetings
In 2017, there were seven regular meetings and no special meetings of the Hawaiian Electric Board. All Hawaiian Electric directors who served on the Board in 2017 attended at least 75% of the combined total number of meetings of the Hawaiian Electric Board and the Hawaiian Electric Audit Committee (for those who served on such committee).
Family relationships; executive officer and director arrangements
There are no family relationships between any executive officer or director of Hawaiian Electric and any other executive officer or director of Hawaiian Electric. There are no arrangements or understandings between any executive officer or director of Hawaiian Electric and any other person pursuant to which such executive officer or director was selected.
Code of Conduct
The HEI Board has adopted a Corporate Code of Conduct that applies to all of HEI’s subsidiaries, including Hawaiian Electric, and which includes a code of ethics applicable to, among others, Hawaiian Electric’s principal executive officer, principal financial officer and principal accounting officer. The Corporate Code of Conduct is available on HEI’s website at www.hei.com/gov.docs. Hawaiian Electric elects to disclose the information required by Form 8-K, Item 5.05, “Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics,” through this website and such information will remain available on this website for at least a 12-month period.
Section 16(a) beneficial ownership reporting compliance
Section 16(a) of the 1934 Exchange Act requires Hawaiian Electric’s executive officers, controller, directors and persons who own more than ten percent of a registered class of Hawaiian Electric’s equity securities to file reports of ownership and changes in ownership with the SEC. Such reporting persons are also required by SEC regulations to furnish Hawaiian Electric with copies of all Section 16(a) forms they file. Based solely on its review of such forms provided to it during 2017, or written representations from some of those persons that no Forms 5 were required from such persons, Hawaiian Electric believes that each of the persons required to comply with Section 16(a) of the 1934 Exchange Act with respect to Hawaiian Electric, including its executive officers, controller, directors and persons who own more than ten percent of a registered class of Hawaiian Electric’s equity securities, complied with the reporting requirements of Section 16(a) of the 1934 Exchange Act for 2017, except for Colton K. Ching, Richard J. Dahl, Shelee M.T. Kimura and Scott W.H. Seu, for whom initial statements of beneficial ownership on Form 3 reporting initial ownership of no shares of Hawaiian Electric Preferred Stock were inadvertently filed in an untimely fashion. These reports were subsequently filed.

ITEM 11.	EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section describes Hawaiian Electric’s executive compensation program and the compensation decisions made for Hawaiian Electric’s 2017 named executive officers, who are listed below.

Name	Title
Alan M. Oshima	Hawaiian Electric President and Chief Executive Officer (CEO)
Tayne S. Y. Sekimura	Hawaiian Electric Senior Vice President and Chief Financial Officer
Jimmy D. Alberts	Hawaiian Electric Senior Vice President, Customer Service
Susan A. Li	Hawaiian Electric Senior Vice President, General Counsel, Chief Compliance & Administrative Officer
Jay M. Ignacio	Hawaii Electric Light President and Senior Operations Advisor to the Hawaiian Electric President and CEO

Executive Summary
Guiding Principles
In designing Hawaiian Electric’s executive compensation program and making pay decisions, the HEI Compensation Committee and Hawaiian Electric Board follow these guiding principles:

•	Pay should reflect Company performance, particularly over the long-term,

•	Compensation programs should align executives' interests with those of our shareholders, customers and employees,

•	Programs should be designed to attract, motivate and retain talented executives who can drive the Company’s success, and

•	The cost of programs should be reasonable while maintaining their purpose and benefit.
Key Design Features
The compensation program for Hawaiian Electric’s named executive officers is straight-forward. The program is comprised of four primary elements – base salary, performance-based annual incentives, performance-based long-term incentives earned over three years and time-based restricted stock units (RSUs) that vest in equal annual installments over four years. With these elements, named executive officers’ total compensation opportunity is designed to provide a balance between fixed and variable (performance-based) pay and between short-term and long-term components. Other named executive officer benefits include eligibility to participate in retirement and nonqualified deferred compensation plans, and minimal perquisites.
Pay for Performance
 The compensation of our named executive officers earned for 2017 reflects Hawaiian Electric’s 2017 performance as well as its performance over the three-year period that ended December 31, 2017:

•
For 2017 annual incentive performance, the following metrics applied to all Hawaiian Electric named executive officers: Hawaiian Electric net income, operation and maintenance expense, reliability, customer satisfaction, safety and utility transformation, each on a consolidated basis.

•
Long-term incentives comprise a significant portion of each Hawaiian Electric named executive officer’s pay opportunity. For the three-year period that ended December 31, 2017, the Hawaiian Electric named executive officer performance metrics were HEI three-year average annual EPS Growth and Hawaiian Electric three-year return on average common equity (ROACE) as a percentage of the ROACE allowed by the Hawaii Public Utilities Commission (PUC) for the period.

The Hawaiian Electric Board and HEI Compensation Committee believe that Hawaiian Electric’s executive compensation program serves the Company’s pay-for-performance objective and is structured to encourage participants to build long-term value for the benefit of all stakeholders, including shareholders, customers and employees.

Compensation Process
Roles in Determining Compensation
Roles of the Hawaiian Electric Board and HEI Compensation Committee. The Hawaiian Electric Board does not have a separate compensation committee. Rather, the entire Hawaiian Electric Board serves as Hawaiian Electric’s compensation committee and oversees the design and implementation of Hawaiian Electric executive compensation programs. In addition, as part of its responsibility to oversee compensation programs at HEI and its subsidiaries, the HEI Compensation Committee assists the Hawaiian Electric Board by approving performance- and equity-based compensation for ratification by the Hawaiian Electric Board and making recommendations to the Hawaiian Electric Board regarding other executive compensation matters. Hawaiian Electric director Jeffrey N. Watanabe, who is also the Chair of the HEI Board, is a member of the HEI Compensation Committee. In addition, Hawaiian Electric director Bert A. Kobayashi, Jr. attends meetings of the HEI Compensation Committee as a non-voting representative of the Hawaiian Electric Board.
The HEI Compensation Committee fulfills its responsibilities to assist the Hawaiian Electric Board regarding executive compensation matters by engaging annually in a rigorous process to arrive at compensation recommendations regarding the named executive officers. In the course of this process, the HEI Compensation Committee:

•	Engages in extensive deliberations in meetings held over several months

•	Consults with its independent compensation consultant during and outside of meetings

•	Focuses on Hawaiian Electric’s long-term strategy and nearer-term goals to achieve such strategy in setting performance metrics and goals

•
Reviews tally sheets for each named executive officer to understand how the elements of compensation relate to each other and to the compensation package as a whole (the tally sheets include fixed and variable compensation, minimal perquisites and change in pension value for current and past periods)

•	Examines data and analyses prepared by its independent compensation consultant concerning peer group selection, comparative compensation data and evolving best practices

•	Reviews Hawaiian Electric performance and discusses assessments of the individual performance of senior members of management

•	Analyzes the reasonableness of incentive payouts in light of the long-term benefits to all stakeholders

•	Considers trends in payouts to determine whether incentive programs are working effectively

•	Reviews risk assessments conducted by the HEI and Hawaiian Electric Enterprise Risk Management functions to determine whether compensation programs and practices carry undue risk
Early each year, the HEI Compensation Committee determines payouts under incentive plans ending in the prior year, establishes performance metrics and goals for incentive plans beginning that year and recommends to the Hawaiian Electric Board the level of compensation and mix of pay elements for each named executive officer.
The Hawaiian Electric Board discusses evaluations of the Hawaiian Electric CEO’s performance, considers HEI Compensation Committee recommendations concerning his pay and determines his compensation. The Hawaiian Electric Board also reviews HEI Compensation Committee recommendations concerning the other Hawaiian Electric named executive officers and approves their compensation.
Hawaiian Electric Chairman of the Board, Constance H. Lau, who is also HEI President & CEO and an HEI director and is not compensated by Hawaiian Electric, participates in deliberations of the HEI Compensation Committee in recommending, and of the Hawaiian Electric Board in determining, compensation for Hawaiian Electric’s CEO and other Hawaiian Electric named executive officers.
Role of Executive Officers. The Hawaiian Electric CEO, who is also a Hawaiian Electric director, assesses the performance of the other Hawaiian Electric named executive officers and makes recommendations to the HEI Compensation Committee with respect to their levels of compensation and mix of pay elements. He also participates in deliberations regarding the Hawaiian Electric Board in acting on the HEI Compensation Committee’s recommendations on the other Hawaiian Electric named executive officers. He does not participate in the deliberations of the HEI Compensation Committee to recommend, or of the Hawaiian Electric Board to determine, his own compensation.
Hawaiian Electric management supports the HEI Compensation Committee in executing its responsibilities by providing materials for HEI Compensation Committee meetings (including tally sheets and recommendations regarding performance metrics, goals and pay mix); by attending portions of HEI Compensation Committee meetings as appropriate to provide perspective and expertise relevant to agenda items; and by supplying data and information as requested by the HEI Compensation Committee and/or its independent compensation consultant.

Compensation Consultant & Consultant Independence. Independent compensation consultant Frederic W. Cook & Co., Inc. (FW Cook) is retained by, and reports directly to, the HEI Compensation Committee. FW Cook provides the HEI Compensation Committee with independent expertise on market practices and developments in executive compensation, compensation program design, peer group composition, and competitive pay levels, and provides related research, data and analysis. FW Cook also advises the HEI Compensation Committee regarding analyses and proposals presented by management related to executive compensation. A representative of FW Cook generally attends HEI Compensation Committee meetings, participates in Committee executive sessions, and communicates directly with the Committee.
In early 2018, as in prior years, the HEI Compensation Committee evaluated FW Cook’s independence, taking into account all relevant factors, including the factors specified in the NYSE listing standards and the absence of other relationships between FW Cook and HEI, Hawaiian Electric and their directors and executive officers. Based on its review of such factors, and based on FW Cook’s independence policy, which was shared with the HEI Compensation Committee, the Committee concluded that FW Cook is independent and that the work of FW Cook has not raised any conflict of interest.
Use of Comparative Market Data
Compensation Benchmarking. The HEI Compensation Committee considers comparative market compensation as a reference in determining pay levels and mix of pay components. While the Committee seeks to position Hawaiian Electric named executive officer target compensation opportunity (comprised of base salary, target performance-based annual incentive, target performance-based long-term incentive and time-vested RSUs) at approximately the comparative market median, the Committee may decide that an executive’s pay opportunity should be higher or lower based on internal equity or the executive’s level of responsibility, experience, expertise, performance, retention and succession considerations.
Comparative market data used in setting 2017 executive pay consisted of information from public company proxy statements for peer group companies and the Willis Towers Watson Energy Services Survey.
Peer Groups. The HEI Compensation Committee annually reviews the peer groups used in benchmarking for Hawaiian Electric executive compensation, with analysis and recommendations provided by FW Cook. For 2017 compensation, the Committee determined, with input from FW Cook, that ALLETTE, Black Hills, IdaCorp, and Northwestern Corp should be added to the peer group and that Integrys Energy, Pepco Holdings, TECO Energy, UIL Holdings, and Wisconsin Energy should be deleted from the peer group. The selection criteria and resulting 2017 Hawaiian Electric peer group is set forth below.

Hawaiian Electric 2017 Peer Group (applies to all Hawaiian Electric named executive officers)
Selection Criteria	· Electric utilities with primarily regulated operations · Revenue balanced in a range of approximately 0.5x to 2x Hawaiian Electric’s revenue · Market cap and location as secondary considerations
Peer Group for 2017 Compensation	ALLETTE Alliant Energy Avista Black Hills Great Plains Energy IdaCorp MDU Resources NiSource Northwestern Corp	OGE Energy Pinnacle West Capital PNM Resources Portland General Electric SCANA Vectren Westar Energy*
* Acquired by another corporation after peer data was used in setting 2017 compensation
Relationship between Compensation Programs and Risk Management
Hawaiian Electric’s compensation policies and practices are designed to encourage executives to build value for all stakeholders, including shareholders, customers and employees, and to discourage decisions that introduce inappropriate risks.
Hawaiian Electric’s Enterprise Risk Management (ERM) function is principally responsible for identifying and monitoring risk at Hawaiian Electric and its subsidiaries, and for reporting on high risk areas to the Hawaiian Electric Board and Hawaiian Electric Audit Committee. Hawaiian Electric’s ERM function is part of HEI’s overall ERM function, which is responsible for identifying and monitoring risk throughout the HEI companies and for reporting on areas of significant risk to the HEI Board and designated board committees. As a result, all Hawaiian Electric and HEI directors, including those who serve on or are representatives to the HEI Compensation Committee, are apprised of risks that could have a material adverse effect on Hawaiian Electric.

Risk Assessment. On an annual basis, the HEI Compensation Committee and its independent compensation consultant review a risk assessment of compensation programs in place at Hawaiian Electric and its subsidiaries, which is updated annually by the Hawaiian Electric and HEI ERM function. Based on its review of the risk assessment of compensation programs in place in 2017 and consultation with FW Cook, the HEI Compensation Committee believes that Hawaiian Electric’s compensation plans do not encourage risk taking that is reasonably likely to have a material adverse effect on Hawaiian Electric.
Risk Mitigation Features of Compensation Programs. Hawaiian Electric’s compensation programs incorporate the following features to promote prudent decision-making and guard against excessive risk:

•
Financial performance objectives for the annual incentive program are linked to Board-approved budget guidelines, and nonfinancial measures (such as customer satisfaction, reliability and safety) are aligned with the interests of all Hawaiian Electric stakeholders.

•
An executive compensation recovery policy (“clawback policy”) permits recoupment of performance-based compensation paid to executives found personally responsible for fraud, gross negligence or intentional misconduct that causes a significant restatement of Hawaiian Electric’s financial statements.

•	Annual and long term incentive awards are capped at maximum performance levels.

•	Financial opportunities under long-term incentives are greater than those under annual incentives, emphasizing the importance of long-term outcomes.

•
Share ownership and retention guidelines requiring Mr. Oshima to hold certain amounts of HEI common stock ensure that Hawaiian Electric’s chief executive has a substantial personal stake in the long-term performance of Hawaiian Electric and HEI. The guidelines specific to Mr. Oshima are discussed in "Share ownership and retention are required throughout employment with the Company" in HEI's 2018 Proxy Statement.

•
In typical circumstances, long-term incentive payouts have been 100% equity-based, so executives share in the same upside potential and downside risk as all HEI shareholders. In light of the then pending merger with NextEra Energy, however, the HEI Compensation Committee decided to provide for the 2015-17 and 2016-18 LTIPs to be settled in cash in lieu of HEI common stock. The Committee determined that HEI's stock price might be affected at least in part by merger considerations unrelated to HEI's true operating performance and that, as a result, the compensatory goals of the LTIPs would be better served by a cash settlement. Since the merger did not occur and the merger agreement between HEI and NextEra Energy was terminated in July 2016, the Committee determined that the 2017-19 LTIP would be settled 100% in HEI common stock.

•	Annual grants of RSUs and long-term incentives vest over a period of years to encourage sustained performance and executive retention.

•
Performance-based plans use a variety of financial metrics (e.g., net income, return on average common equity) and nonfinancial performance metrics (e.g., customer satisfaction, reliability and safety) that correlate with long-term value creation for all stakeholders and are impacted by management decisions.

•
The Hawaiian Electric Board and HEI Compensation Committee continuously monitor risks faced by the enterprise, including through management presentations at quarterly meetings and through periodic written reports from management.

Compensation Elements and 2017 Pay Decisions
Elements and Objectives
The total compensation program for named executive officers is made up of the five standard components summarized below. Each component fulfills important objectives that reflect our focus on pay for performance, competitive programs to attract and retain talented executives, and aligning executive decisions with the interests of all stakeholders. These elements are described in further detail in the pages that follow.

Compensation Element	Summary	Objectives
Base Salary*	Fixed level of cash compensation set in reference to peer group median (may vary based on performance, experience, responsibilities and other factors).	Attract and retain talented executives by providing competitive fixed cash compensation.
Annual Performance-Based Incentives	Variable cash award based on achievement of pre-set performance goals for the year. Award opportunity is a percentage of base salary. Performance below threshold levels yields no incentive payment.
Drive achievement of key business results linked to short-term and long-term strategy and reward executives for their contributions to such results. Balance compensation cost and return by paying awards based on performance.

Long-Term Performance-Based Incentives
Variable equity** award based on meeting pre-set performance objectives over a 3-year period. Award opportunity is a percentage of base salary. Performance below threshold levels yields no incentive payment.

Motivate executives and align their interests with those of all stakeholders by promoting long-term value growth and by paying awards in the form of equity.*

Balance compensation cost and return by paying awards based on performance.

Annual Restricted Stock Unit (RSU) Grant	Annual equity grants in the form of RSUs that vest in equal installments over 4 years. Amount of grant is a percentage of base salary.	Promote alignment of executive and shareholder interests by ensuring executives have significant ownership of HEI stock. Retain talented leaders through multi-year vesting.
Benefits	Includes defined benefit pension plans and retirement savings plan, deferred compensation plans, minimal perquisites and an executive death benefit plan (frozen since 2009).	Enhance total compensation with meaningful and competitive benefits that promote retention, peace of mind and contribute to financial security.
*Beginning in 2017, approved base salaries became effective as of March 1, 2017. For 2015 and 2016, base salaries were effective retroactively to January 1 and covered the entire calendar year. Accordingly, unless otherwise indicated, amounts referenced as 2017 base salary throughout this "Compensation Discussion and Analysis" section is comprised of a prorated amount representing two months of 2016 base salary and 10 months of 2017 base salary.

**While the proposed merger with NextEra Energy was pending, the HEI Compensation Committee decided to provide for the LTIP (2015-17 and 2016-18 performance periods) to be settled in cash in lieu of HEI common stock. The Committee had determined that during the pendency of the merger process HEI’s stock price might be affected at least in part by merger considerations that were unrelated to HEI’s true operating performance and that, as a result, the compensatory goals of the LTIP would be better served by a cash settlement. Since the merger did not occur and the merger agreement between NextEra Energy and HEI was terminated in July 2016, the Committee decided that it would return to equity settlement for the 2017-19 LTIP.
Changes to Elements in 2017
On an annual basis, the HEI Compensation Committee reviews and recommends for Hawaiian Electric Board approval each named executive officer’s target compensation opportunity, which is composed of: base salary, target annual incentive opportunity and target long-term equity value. Target bonus and equity values are established as a percentage of base salary.
The HEI Compensation Committee recommended, and the Hawaiian Electric Board approved, changes to base salary for 2017, as shown in the chart below.

	Base Salary ($)		Performance-Based Annual Incentive (Target Opportunity[1] as % of Base Salary)		Performance-Based Long-term Incentive (Target Opportunity[1] as % of Base Salary)		Restricted Stock Units (Grant Value as % of Base Salary)
Name	2016	2017*	2016	2017	2016-18	2017-19	2016	2017
Alan M. Oshima	583,500	655,583	75	same	95	same	65	same
Tayne S. Y. Sekimura	342,000	350,583	50	same	50	same	35	same
Jimmy D. Alberts	262,700	269,283	45	same	45	same	35	same
Susan A. Li	270,000	276,750	45	same	45	same	35	same
Jay M. Ignacio	278,100	285,100	45	same	50	same	35	same

1	The threshold and maximum opportunities are 0.5 times target and 2 times target, respectively.
*2017 base salary is prorated as described above under "Elements and Objectives."

Base Salary
Base salaries for Hawaiian Electric named executive officers are reviewed and determined annually. In establishing its base salaries for the year, the HEI Compensation Committee considers competitive market data, internal equity and each executive’s level of responsibility, experience, expertise, performance, and retention and succession considerations. The Committee considers the competitive median in setting base salaries, but may determine that the foregoing factors compel a higher or lower salary.
For 2017, each of the named executive officers received a base salary increase to recognize his or her performance and to maintain the market competitiveness of his or her pay. As noted above under "Elements and Objectives," base salary increases for 2017 became effective as of March 1, 2017 (as opposed to retroactive to January 1, as was the case in 2015 and 2016). Accordingly, unless otherwise indicated, amounts referenced as 2017 base salary are prorated amounts as described above.
Annual Incentives
Hawaiian Electric named executive officers and other executives are eligible to earn an annual cash incentive award under the HEI Executive Incentive Compensation Plan (EICP) based on the achievement of performance goals for the year. Each year, the HEI Compensation Committee determines, and the Hawaiian Electric Board ratifies, the target annual incentive opportunity for each named executive officer, performance metrics and the applicable goals.
2017 Target Annual Incentive Opportunity. The target annual incentive opportunity is a percentage of base salary, with the threshold and maximum opportunities equal to 0.5 times and 2 times target, respectively. In establishing the target percentage for each executive, the HEI Compensation Committee takes into account the mix of pay elements, competitive market data, internal equity, prior performance and other factors described above under “Base Salary.”
The 2017 target annual incentive opportunities for the named executive officers are shown in the table above. For 2017, the HEI Compensation Committee recommended, and the Hawaiian Electric Board approved, keeping the target opportunity (as a percentage of base salary) the same as the 2016 target opportunity for each of the named executive officers.
2017 Performance Metrics, Goals and Results. The performance metrics for annual incentives are chosen because they connect directly to Hawaiian Electric’s strategic priorities and correlate with creating long-term value for all stakeholders, including shareholders, customers and employees. The 2017 metrics promote strengthened financial condition, more reliable systems, safer workplaces, greater customer satisfaction and progress toward Hawaiian Electric's transformation.
In addition to selecting performance metrics, the HEI Compensation Committee determines, and the Hawaiian Electric Board ratifies, the level of achievement required to attain the threshold, target and maximum goal for each metric. The level of difficulty of the goals reflects the Committee’s and the Board’s belief that incentive pay should be motivational – that is, the goals should be challenging but achievable – and that such pay should be balanced with reinvestment in the Company and return to shareholders. Consistent with this approach, the HEI Compensation Committee and Hawaiian Electric Board believe the threshold should represent solid performance with positive financial/operating results, target should denote achievable goals that include a stretch factor and maximum should signify truly exceptional performance.
The target level for financial goals, such as net income, is generally set at the level of the Board-approved budget, which represents the level of accomplishment Hawaiian Electric seeks to achieve for the year. In setting the threshold and maximum levels, the Committee and Board consider whether the risks to accomplishing the budget weigh more heavily toward the downside and how challenging it would be to achieve incremental improvements over the target level.
The chart below identifies the 2017 annual incentive metrics, the objective each measure serves, the level of achievement required to attain the threshold, target and maximum levels for each metric, and the results for 2017.

2017 Annual Incentive Performance Metrics & Why We Use Them		Goals
	Weight-ing	Threshold	Target	Maximum	Result
Consolidated Adjusted Net Income[1] focuses on fundamental earnings	45%	$128.3M	$135.0M	$148.5M	$129.1M
Consolidated Operation and Maintenance Expense[2] measures operational efficiency	15%	$437M	$426M	N/A	$414M
Consolidated System Average Interruption Duration Index (SAIDI)[3] promotes system reliability for customers	10%	105 minutes	102 minutes	99 minutes	112 minutes
Consolidated Customer Satisfaction[4] focuses on improving the customer experience through all points of contact with the utility	5%	Consolidated score of 66 in 2 of 4 quarters	Consolidated score of 66 in 3 of 4 quarters	Consolidated score of 66 in 4 of 4 quarters	Consolidated score of 66 in 4 of 4 quarters
Consolidated Safety/TCIR[5] rewards improvements in workplace safety, promoting employee well-being and reducing expense	5%	1.25 TCIR	1.03 TCIR	0.92 TCIR	1.84 TCIR
Transformation Metrics[6] promote achievement of utility transformation initiatives	20%	Threshold	Target	Maximum	Target
N/A -- Not applicable.

1
Consolidated Adjusted Net Income represents Hawaiian Electric’s consolidated GAAP net income for 2017, adjusted for the item described further below. This Adjusted Net Income metric is a non-GAAP measure. For a reconciliation of the GAAP and non-GAAP results, see "Reconciliation of GAAP to Non-GAAP Measures" in Appendix B.

2	Consolidated Operation and Maintenance Expense represents non-fuel expenses of the consolidated utilities excluding expenses covered by surcharges or that are otherwise neutral to net income.

3
Consolidated SAIDI is measured by the average outage duration for each customer served, exclusive of catastrophic events and outages caused by independent power producers, over whose plant maintenance and reliability the utility has limited real-time control.

4	Consolidated Customer Satisfaction is based on quarterly results of customer surveys conducted by an outside vendor.

5
Consolidated Safety is measured by Total Cases Incident Rate (TCIR), a standard measure of employee safety. TCIR equals the number of Occupational Safety and Health Administration recordable cases as of 12/31/17 × 200,000 productive hours divided by productive hours for the year. The lower the TCIR the better.

6
Transformation Metrics focus on achievement of the utility’s transformation goals. For 2017, the milestones focused on the areas of culture transformation, customer experience, distribution circuit reliability, electrification of transportation and communication. Achievement at target indicates that all milestones were achieved.

Non-GAAP Net Income Metric - 2017 Annual Incentive. Hawaiian Electric’s Consolidated Adjusted Net Income metric for 2017 annual incentive compensation was calculated on a non-GAAP basis because the Committee determined that the impacts associated with the recently enacted tax reform legislation should not be considered in determining performance under this metric. The Committee deemed this to be appropriate since such amounts were for extraordinary events unrelated to Hawaiian Electric managements’ actions regarding ongoing business operations and taking such factors into account thus would be inconsistent with the original intent and nature of the award. Due to the exclusion of such amount, for purposes of the 2017 EICP, $9.2 million was added to Hawaiian Electric’s 2017 GAAP net income to determine Hawaiian Electric’s Adjusted Net Income. See “Reconciliation of GAAP to Non‑GAAP Measures” attached as Appendix B.
Based on the level of performance achieved and shown in chart above, in early 2018 the HEI Compensation Committee approved and the Hawaiian Electric Board ratified the following 2017 annual incentive payouts. The payout amounts are included in the 2017 Summary Compensation Table below in the “Nonequity Incentive Plan Compensation” column. The range of possible annual incentive payouts for 2017 is shown in the 2017 Grants of Plan-Based Awards table on page 24.

Name	2017 Annual Incentive Payout ($)
Alan M. Oshima	$345,164
Tayne S. Y. Sekimura	123,054
Jimmy D. Alberts	85,067
Susan A. Li	87,426
Jay M. Ignacio	90,063
Long-Term Incentives
Long-term incentives include performance-based opportunities under the Long-Term Incentive Plan (LTIP), which is based on achievement of performance goals over rolling three-year periods, and time-vested restricted stock units (RSUs), which vest over a four-year period. The performance-based LTIP represents the majority of each named executive officer’s long-term incentive opportunity. These incentives are designed to reward executives for long-term value growth that benefits all stakeholders, including customers and shareholders.
Long-Term Performance-Based Incentives
The three-year performance periods foster a long-term perspective and provide balance with the shorter-term focus of the annual incentive program. In addition, the overlapping three-year performance periods encourage sustained high levels of performance because at any one time three separate potential awards are affected by current performance.
Similar to the annual incentives, in developing long-term incentives, the HEI Compensation Committee recommends and the Hawaiian Electric Board approves the target incentive opportunity for each executive, performance metrics and goals for the three-year period.
2017-19 Long-Term Incentive Plan
2017-19 Target Long-Term Incentive Opportunity. As with the annual incentives, the target long-term incentive opportunity is a percentage of base salary, with the threshold and maximum opportunities equal to 0.5 times and 2 times target, respectively. In establishing the target percentage for each executive, the HEI Compensation Committee considers the mix of pay elements, competitive market data, internal equity, performance and other factors described above under “Base Salary.”
For the 2017‑19 period, the Committee made no changes to the target incentive opportunities as a percentage of base salary for any of the named executive officers, as it determined that their target long‑term incentive opportunities from the prior performance period remained appropriate. The 2017‑19 target long‑term incentive opportunities for the named executive officers are shown on page 12.
2017-19 Performance Metrics and Goals. The performance metrics for long-term incentives are chosen for their relationship to long-term value growth and alignment with Hawaiian Electric's multi-year strategic plans.
In addition to selecting performance metrics, the HEI Compensation Committee determines, and the Hawaiian Electric Board ratifies, the level of achievement required to attain the threshold, target and maximum goals for each metric. The same principles that the HEI Compensation Committee applies to annual incentive goals apply to long-term incentive goals. As such, the level of difficulty of the goals reflects the Committee’s and the Board’s belief that incentive pay should be motivational – that is, the goals should be challenging but achievable – and that such pay should be balanced with reinvestment in the Company and return to shareholders. Consistent with this approach, the Committee and Board believe threshold should represent solid performance with positive financial/operating results, target should denote achievable goals that include a stretch factor and maximum should signify truly exceptional performance.
The target level for financial goals, such as the three-year ROACE, relate to the levels Hawaiian Electric seeks to achieve over the performance period. In setting the threshold and maximum levels, the Committee and Board consider whether the risks to accomplishing those levels weigh more heavily toward the downside and how challenging it would be to achieve incremental improvements over the target result. For the 2017-19 period, the Committee chose and the Hawaiian Electric Board ratified the metrics and goals in the following chart.

2017-19 Long-Term Incentive Performance Metrics & Why We Use Them		Goals
	Weighting	Threshold	Target	Maximum
Hawaiian Electric 3-year Average Annual EPS Growth[1] promotes shareholder value by focusing on EPS growth over a three-year period.	30%	1.0%	3.0%	5.0%
3-year ROACE as a % of Allowed Return[2] measures Hawaiian Electric’s performance in attaining the level of ROACE it is permitted to earn by its regulator. The focus on ROACE encourages improved return compared to the cost of capital.	50%	70%	80%	90%
HEI Relative TSR[3] compares the value created for HEI shareholders to that created by other investor-owned electric companies (EEI Index).	20%	30th percentile	50th percentile	75th percentile

1
Hawaiian Electric 3-year Average Annual EPS Growth is calculated by taking the sum of each full calendar year's (2017, 2018 and 2019, respectively) EPS percentage growth over the EPS of the prior year and dividing that sum by three. For purposes of this goal, Hawaiian Electric EPS is calculated using Hawaiian Electric net income divided by weighted average HEI common stock outstanding.

2
3-year ROACE as a % of Allowed Return is Hawaiian Electric's consolidated average ROACE for the performance period compared to the weighted average of the allowed ROACE for Hawaiian Electric, Maui Electric and Hawaii Electric Light as determined by the PUC for the same period.

3
HEI Relative TSR compares HEI’s TSR to that of the companies in the Edison Electric Institute (EEI) Index (see Appendix A). For LTIP purposes, TSR is the sum of the growth in price per share of HEI common stock as measured at the beginning of the performance period to the end, calculated using the share price on the last trading day of December at the end of the performance period, plus dividends during the period, assuming reinvestment, divided by the share price on the last trading day of December immediately prior to the beginning of the performance period.

All Hawaiian Electric stakeholders benefit when the above goals are met. Achievement of these goals makes Hawaiian Electric and HEI stronger financially, enabling Hawaiian Electric and HEI to raise capital at favorable rates for reinvestment in the utilities and supporting shareholder dividends. From a historical perspective, long-term incentive payouts are not easy to achieve, nor are they guaranteed. Hawaiian Electric and its subsidiaries face significant external challenges in the 2017-19 period. Extraordinary leadership on the part of the named executive officers will be needed to achieve the long-term objectives required for them to earn the incentive payouts.
2015-17 Long-Term Incentive Plan. The Hawaiian Electric Board and HEI Compensation Committee established the 2015-17 long-term incentive opportunities, performance metrics and goals in February 2015. Those decisions were described in the Hawaiian Electric Annual Report on Form 10-K for the year ended December 31, 2015 and are summarized again below to provide context for the results and payouts for the 2015-17 period.
2015-17 Target Long-Term Incentive Opportunity. In February 2015, the HEI Compensation Committee established, and the Hawaiian Electric Board ratified, the following 2015-17 target incentive opportunities as a percentage of named executive officer base salary.

Name	2015-17 Target Opportunity* (as % of Base Salary)
Alan M. Oshima	90%
Tayne S. Y. Sekimura	45%
Jimmy D. Alberts	45%
Susan A. Li	45%
Jay M. Ignacio	45%

*	The threshold and maximum opportunities were 0.5 times target and 2 times target, respectively.
2015-17 Performance Metrics, Goals and Results. The HEI Compensation Committee established, and the Hawaiian Electric Board approved, the 2015-17 performance metrics and goals below in February 2015. The performance metrics were selected for their correlation with long-term growth in value and alignment with Hawaiian Electric’s multi-year strategic plans. The chart below identifies the 2015-17 LTIP metrics, the objective each measure serves, the level of achievement required to attain the threshold, target and maximum levels for each metric and the results for 2015-17.
The results shown below incorporate the HEI Compensation Committee's decision to exclude the impact of the unusual events that affected Hawaiian Electric during the 2015-17 period. These adjustments are described below under “Adjustments for unusual events - 2015-17 LTIP."

2015-17 Long-Term Incentive		Goals**
Performance Metrics & Why We Use Them	Weighting	Threshold	Target	Maximum	Result
HEI 3-year Average Annual EPS Growth[1] promotes shareholder value by focusing on EPS growth over a three-year period.	50%	2.2%	3.5%	4.5%	2.9%
3-year ROACE as a % of Allowed Return[2] measures Hawaiian Electric’s performance in attaining the level of ROACE it is permitted to earn by its regulator.	50%	73%	83%	93%	85%

1
HEI's 3-year Average Annual EPS Growth is calculated by taking the sum of each full calendar year's (2015, 2016 and 2017, respectively) EPS percentage growth over the EPS of the prior year and dividing that sum by 3. Non‑GAAP adjusted net income, upon which EPS used for LTIP purposes is calculated, differs from what is reported under GAAP because it excludes the impact of the unusual events in 2014 through 2017 described below under “Adjustments for unusual events - 2015‑17 LTIP.” For a reconciliation of the GAAP and non‑GAAP results, see “Reconciliation of GAAP to Non‑GAAP Measures” attached as Appendix B.

2
3-year ROACE as a % of Allowed Return is Hawaiian Electric's consolidated average ROACE for the performance period compared to the weighted average of the allowed ROACE for Hawaiian Electric, Maui Electric and Hawaii Electric Light as determined by the PUC for the same period. Non‑GAAP adjusted net income used in the computation of ROACE, differs from what is reported under GAAP because it excludes the impact of the unusual events in 2015 through 2017 described below under “Adjustments for unusual events - 2015‑17 LTIP.” For a reconciliation of the GAAP and non‑GAAP results, see “Reconciliation of GAAP to Non‑GAAP Measures” attached as Appendix B.

Based on the level of performance achieved above, in early 2018 the HEI Compensation Committee approved and the Hawaiian Electric Board ratified the 2015-17 long-term incentive payouts shown below. The payout amounts are included in the “Nonequity Incentive Plan Compensation” column of the “2017 Summary Compensation Table” on page 22.

Name	2015-17 LTIP Payout
Alan M. Oshima	$502,006
Tayne S. Y. Sekimura	147,102
Jimmy D. Alberts	112,985
Susan A. Li	104,123
Jay M. Ignacio	108,554

Adjustments for unusual events - 2015‑17 LTIP. The HEI Compensation Committee considers adjustments to performance results with caution and only in circumstances that are unforeseen and/or unique or extraordinary. The Committee recognizes that Hawaiian Electric is heavily regulated and external forces can impact incentive plans significantly. The Committee is mindful of only considering adjustments that are warranted and will also serve the long-term interests of the Company's stakeholders.
HEI. In determining HEI consolidated net income for 2014, 2015, 2016 and 2017 for purposes of calculating HEI 3-year EPS growth under the 2015-17 LTIP, the Compensation Committee considered the impact of the 2017 tax reform legislation. In addition to the 2017 tax reform impacts at ASB and the Utility (see below), 2017 tax reform had a negative impact on HEI corporate results of $6.0 million. The Compensation Committee deemed it appropriate to exclude the impact of the 2017 tax reform legislation because such impact was for extraordinary events unrelated to management’s actions regarding ongoing business operations. The adjustments described on page 39 of HEI’s 2017 Proxy Statement with respect to HEI’s 2016 results for purposes of the 2016 EICP were applied in calculating the HEI 3-year EPS growth, as the positive impact of $58.2 million of income related to the terminated merger with NextEra Energy and canceled spin-off of ASB Hawaii, Inc., along with the merger-related expenses of $15.8 million in 2015 and $4.9 million in 2014, should not be considered in determining performance under the metrics. These merger- and spin-off related income and expense were for an extraordinary event unrelated to HEI or Hawaiian Electric managements’ actions regarding ongoing business operations. See below under Hawaiian Electric and ASB for all other items impacting HEI consolidated net income.
Hawaiian Electric. In determining the ROACE as a % of Allowed Return for purposes of the 2015-17 LTIP, the Committee considered the effect of certain events impacting the utility in 2015, 2016 and 2017. The adjustments, as it relates to LNG and merger integration are described on pages 17-18 of Exhibit 99.1 to Hawaiian Electric's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 with respect to Hawaiian Electric’s 2015 and 2016 results for purposes of the 2014-16 LTIP, were applied in calculating the 2015-17 LTIP ROACE as a % of Allowed Return, as the events leading to those adjustments were not contemplated at the time the 2015-17 LTIP goals were established and were unrelated to Hawaiian Electric management’s decisions and actions. The adjustment, as it relates to RAM cap is described on pages 18-19 of Exhibit

99.1 to Hawaiian Electric's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 with respect to Hawaiian Electric’s 2015 results for purposes of the 2013-15 LTIP, was applied in each of 2015, 2016 and 2017 in calculating the 2015-17 LTIP ROACE as a % of Allowed Return. The Committee deemed the exclusion resulting from the decoupling decision to be appropriate for each of 2015, 2016 and 2017 because the PUC’s decision was not anticipated, was not contemplated at the time the performance goals were established and was unrelated to Hawaiian Electric management’s decisions and actions, and because of its material impact on Hawaiian Electric.
In addition, the Compensation Committee considered the impacts of the 2017 tax reform legislation and the effect of reversion to the lagged method of recognizing rate adjustment mechanism (RAM) revenues beginning June 1 of each year through May 31 of the subsequent year in line with when they are collected on a cash basis from customers as compared to beginning January 1 for 2014-2016. Both the tax reform and the reversion of RAM to the lagged method of revenue recognition had negative impacts on the Utility’s 2017 net income of $9.2 million and $13.9 million, respectively, and were excluded for purposes of the ROACE as a % of Allowed Return. The Compensation Committee deemed it appropriate to exclude the impacts of tax reform and reversion of RAM to the lagged method of revenue recognition amounts for purposes of determining Utility’s net income for the 2015‑17 LTIP because it was unrelated to Hawaiian Electric management's decisions and actions and it was not contemplated at the time the performance goals were established.
ASB. In determining ASB’s 2015, 2016 and 2017 net income for purposes of the 2015‑17 LTIP, the Compensation Committee considered the impact of the 2017 tax reform legislation and the effect of ASB’s initiative to eliminate risk associated with the pension liability and volatility of pension expense for its frozen pension plan through a process called “defeasement,” which matches asset and liability movements. Because the Company calculates net periodic pension cost using a market‑related value of plan assets, the favorable accounting impact of the defeasement is diminished. Pension defeasement had a negative impact on ASB’s net income of $0.4 million, $0.3 million and $0.7 million for 2015, 2016 and 2017, respectively. The Compensation Committee deemed it appropriate to exclude defeasement amounts for purposes of determining ASB’s net income for the 2015‑17 LTIP because the Company’s consolidated asset valuation method diminished the positive accounting impacts of the defeasement. Over time the defeasement is expected to benefit shareholder value by reducing ASB’s need to provide additional funds to satisfy its pension obligations. The tax reform and related net positive impact amounted to $1.0 million for 2017 and was excluded in the calculation of the 2015-2017 3-year annual EPS growth.
2016-18 Long-Term Incentive Plan. Hawaiian Electric’s 2016-18 long-term incentive plan was described on pages 15-16 of Exhibit 99.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
Restricted Stock Units (RSUs)
Hawaiian Electric named executive officers are eligible to receive annual equity-based grants in the form of RSUs that vest over a four-year period. RSUs offer executives the opportunity to receive shares of HEI common stock when the restrictions lapse, generally subject to continued employment with the Company through vesting. The value of the annual RSU grant is a percentage of the executive’s base salary as shown on page 12. These awards are designed to focus executives on creating long-term value for shareholders and other stakeholders. Since they take four years to fully vest, the RSUs also promote retention. The RSUs vest and convert to shares of HEI common stock in four equal annual installments beginning one year from the date of grant (plus compounded dividend equivalent shares on the installment that vested in such year). The 2017 RSU grants are set forth in the 2017 Grants of Plan-Based Awards table on page 24.
Benefits
Retirement. Hawaiian Electric provides retirement benefits to named executive officers to promote financial security in recognition of years of service and to attract and retain high-quality leaders.
Hawaiian Electric employees, including named executive officers, are eligible to participate in the HEI Retirement Plan, which is a tax-qualified defined benefit pension plan, and to save for retirement on a tax-deferred basis through HEI’s Retirement Savings Plan, a tax-qualified defined contribution 401(k) plan, which does not provide non-elective employer contributions for any participants and does not provide matching contributions for participants who joined the Company before May 1, 2011. In 2011, HEI amended the HEI Retirement Plan and HEI Retirement Savings Plan to create a new benefit structure for employees hired on or after May 1, 2011. Employees covered by the new benefit structure receive a reduced pension benefit under the HEI Retirement Plan, but are eligible for limited matching contributions under the HEI Retirement Savings Plan. These changes are intended to lower the cost of pension benefits over the long term. Messrs. Oshima and Alberts joined the Company after May 1, 2011 and are eligible to receive matching contributions under the amended HEI Retirement Savings Plan. The other named executive officers are not eligible to receive matching contributions under that plan, since they joined the Company prior to May 1, 2011.

Additional retirement benefits that cannot be paid from the HEI Retirement Plan due to Internal Revenue Code limits are provided to Hawaiian Electric named executive officers and other executives through the nonqualified HEI Excess Pay Plan. Benefits under the HEI Excess Pay Plan are determined using the same formula as the HEI Retirement Plan, but are not subject to the Internal Revenue Code limits on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans and on the amount of annual benefits that can be paid from qualified retirement plans. This allows those participating in the HEI Excess Pay Plan a total retirement benefit at the same general percentage of final average pay afforded to other employees under the HEI Retirement Plan. In 2017, all Hawaiian Electric named executive officers participated in the HEI Excess Pay Plan. Retirement benefits are discussed in further detail in the 2017 Pension Benefits table and related notes on pages 27-28.
Deferred Compensation Plans. Hawaiian Electric provides named executive officers and other executives the opportunity to participate in plans that allow them to defer compensation and the resulting tax liability. Hawaiian Electric named executive officers may participate in the HEI Deferred Compensation Plan, a nonqualified deferred compensation plan implemented in 2011 that allows the deferral of portions of the participants’ cash compensation, with certain limitations, and provides investment opportunities that are substantially similar to those available under the HEI Retirement Savings Plan. There are no matching or other employer contributions under the HEI Deferred Compensation Plan. Ms. Sekimura deferred compensation in the HEI Deferred Compensation Plan in 2017. Hawaiian Electric named executive officers are also eligible to defer payment of annual and long-term incentive awards and the resulting tax liability under a prior HEI nonqualified deferred compensation plan, although no named executive officer deferred compensation in that plan in 2017. Deferred compensation benefits are discussed in further detail in the 2017 Nonqualified Deferred Compensation table and related notes on page 28.
Executive Death Benefit Plan (frozen since 2009). In September 2009, HEI froze the Executive Death Benefit Plan of HEI and Participating Subsidiaries, which provides death benefits to an executive’s beneficiaries following the executive’s death while employed or after retirement. As part of the freeze, HEI closed the plan to new participants and ceased all benefit accruals for current participants (i.e., there is no increase in death benefits due to salary increases after September 9, 2009). Under contracts with Executive Death Benefit Plan participants in effect before September 2009, the death benefits were grossed up for tax purposes. This treatment was considered appropriate because the executive death benefit is a form of life insurance and traditionally life insurance proceeds have been excluded from income for federal tax purposes. Ms. Sekimura, Ms. Li and Mr. Ignacio are covered under the Executive Death Benefit Plan. Messrs. Oshima and Alberts are not covered under the plan because they joined the Company after the plan was frozen. Death benefits are discussed in further detail in the 2017 Pension Benefits table and related notes on pages 27-28.
Minimal Perquisites. Hawaiian Electric provides minimal other compensation to the named executive officers in the form of perquisites because such items are commonly provided to business executives in Hawaii, such as club memberships primarily for the purpose of business entertainment, or are necessary to recruit executives, such as relocation expenses or extra weeks of vacation. Hawaiian Electric may, from time to time, reimburse for reasonable business-related expenses. In 2017, the Company paid club membership dues for all named executive officers except Mr. Ignacio, for the primary purpose of business entertainment expected of executives in their positions. In 2017, Mr. Alberts received one more week of vacation annually than other employees with similar length of service typically receive. For further description of perquisites, see footnote 5 to the 2017 Summary Compensation Table below.
Elimination of Most Tax Gross-Ups. Hawaiian Electric has eliminated nearly all tax gross-ups. There are no tax gross-ups on club membership initiation fees or dues. As discussed under "Executive Death Benefit Plan," tax gross ups of death benefits only apply to executives who participated in the Executive Death Benefit Plan before it was frozen in 2009.
Additional Policies and Information
Prohibition on Hedging and Pledging
HEI’s Insider Trading Policy, among other prohibitions, prohibits all directors, officers and employees of HEI and its subsidiaries (as well as the spouses, minor children, adult family members sharing the same household and any other person for whom the director, officer or employee exercises substantial control over such person’s securities trading decisions) from trading in options, warrants, puts, calls or similar instruments on HEI securities, making short sales in such securities, holding such securities in margin accounts or pledging such securities.
Executive Compensation Clawback Policy
HEI has a formal executive compensation clawback policy that applies to any performance-based compensation awarded to an executive officer, including Hawaiian Electric executive officers. Under that policy, in the event the financial statements of HEI or Hawaiian Electric are significantly restated, the Hawaiian Electric and HEI Boards and the HEI Compensation Committee will review the circumstances that caused the need for the restatement and determine whether fraud, gross negligence or intentional misconduct were involved. If so, the Hawaiian Electric and HEI Boards may direct the Company to recover all or a portion of any performance-based award from the executive officer(s) found personally responsible. The SEC has issued proposed rules concerning clawback policies pursuant to the Dodd-Frank Act. HEI will amend its clawback policy to ensure it is consistent with the final rules as and when required.
Tax and Accounting Impacts on Compensation Design
In designing compensation programs, the HEI Compensation Committee considers tax and accounting implications of its decisions, along with other factors described in this Compensation Discussion and Analysis.
Tax Matters. Section 162(m) of the Internal Revenue Code generally limits to $1 million annually the federal income tax deduction that a publicly held corporation may claim for compensation payable to certain of its current executive officers, but that deduction limitation historically did not apply to performance-based compensation that met certain requirements. As part of the tax reform legislation passed in December 2017, Section 162(m) was amended, effective for taxable years beginning after December 31, 2017, to expand the group of executive officers subject to the deduction limitation by including former covered executive officers and also to eliminate the performance-based compensation exception, though the exception generally continues to be available on a “grandfathered” basis to compensation payable under a written binding contract in effect on November 2, 2017.
In determining compensation for our executive officers, the Committee considers the extent to which the compensation is deductible, including the effect of Section 162(m). In prior years, the Compensation Committee generally sought to structure our executive incentive compensation awards so that they qualified as performance-based compensation exempt from the Section 162(m) deduction limitation where doing so was consistent with the company’s compensation objectives, but it reserved the right to award nondeductible compensation. The Compensation Committee continues to evaluate the changes to Section 162(m) and their significance to the company’s compensation programs, but in any event, its primary focus in its compensation decisions will remain on most productively furthering the company’s business objectives and not on whether the compensation is deductible.
Another tax consideration factored into the design of the Company’s compensation programs is compliance with the requirements of Section 409A of the Internal Revenue Code, for which noncompliance can result in additional taxes on participants in deferred compensation arrangements. The new tax reform law did not change the requirements of Section 409A.
Accounting Matters. In establishing performance goals for equity compensation, the Committee considers the impact of accounting rules, including relevant plan provisions that govern how discretion may be used. Accounting rules also prescribe the way in which compensation is expensed. For example, under GAAP, compensation is generally expensed when earned. Financial Accounting Standards Board Accounting Standards Codification Topic 718 generally requires that equity compensation awards be accounted for based on their grant date fair value and recognized over the relevant service periods. The Hawaiian Electric Board and HEI Compensation Committee also have discretion in determining the level of achievement for the award and may determine that there should not be any incentive payout that would result solely from the adoption of a new accounting principle that affects a financial measure or vice versa.

Hawaiian Electric Board and HEI Compensation Committee Report
The Hawaiian Electric Board and the HEI Compensation Committee have reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussion, the HEI Compensation Committee recommended to the Hawaiian Electric Board, and taking into account such recommendation the Hawaiian Electric Board approved, that the Compensation Discussion and Analysis be included in this Exhibit 99.1 and incorporated by reference in the Hawaiian Electric 2017 Annual Report on Form 10-K with which this Exhibit 99.1 is filed.
Hawaiian Electric Board of Directors
Constance H. Lau, Chairman
Kevin M. Burke
Richard J. Dahl
Timothy E. Johns
Micah A. Kane
Bert A. Kobayashi, Jr.
Alan M. Oshima
Kelvin H. Taketa
Jeffrey N. Watanabe

Compensation Committee of the HEI Board of Directors
Thomas B. Fargo, Chairperson
Peggy Y. Fowler
Jeffrey N. Watanabe

Compensation Committee Interlocks and Insider Participation
The Hawaiian Electric Board does not have a separate compensation committee. Rather, the entire Hawaiian Electric Board serves as Hawaiian Electric’s compensation committee and oversees the design and implementation of Hawaiian Electric executive compensation programs. In addition, as part of its responsibility to oversee compensation programs at HEI and its subsidiaries, the HEI Compensation Committee assists the Hawaiian Electric Board by approving performance- and equity-based compensation for ratification by the Hawaiian Electric Board and making recommendations to the Hawaiian Electric Board regarding other executive compensation matters. Hawaiian Electric director Jeffrey N. Watanabe, who is also an HEI director, is a member of the HEI Compensation Committee. In addition, Hawaiian Electric director Bert A. Kobayashi, Jr. attends meetings of the HEI Compensation Committee as a non-voting representative of the Hawaiian Electric Board.
During the last fiscal year, the following Hawaiian Electric officers, who are also directors of Hawaiian Electric, participated in deliberations of the Hawaiian Electric Board regarding Hawaiian Electric executive compensation matters:

•
Hawaiian Electric Chairman of the Board Constance H. Lau, who is also HEI President & CEO and an HEI director and is not compensated by Hawaiian Electric, participated in deliberations of the HEI Compensation Committee in recommending, and of the Hawaiian Electric Board in determining, compensation for Hawaiian Electric’s President & CEO and other Hawaiian Electric named executive officers.

•
Hawaiian Electric President & CEO Alan M. Oshima, also a Hawaiian Electric director, is responsible for evaluating the performance of the other Hawaiian Electric named executive officers and other Hawaiian Electric senior officers, and for proposing compensation for those officers to the HEI Compensation Committee for recommendation to the Hawaiian Electric Board. Mr. Oshima did not participate in the deliberations of the HEI Compensation Committee to recommend, or of the Hawaiian Electric Board to determine, his own compensation, but did participate in deliberations of the Hawaiian Electric Board to determine the compensation of the other Hawaiian Electric named executive officers.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table shows total compensation for 2015-2017 for all of the named executive officers other than Ms. Li, and for 2017 for Ms. Li (who was not a named executive officer in 2015 and 2016).

•
Cash compensation earned for the applicable year is reported in the "Salary," "Nonequity Incentive Plan Compensation" and "All Other Compensation" columns (except see explanation in the following paragraph regarding disclosure of the 2015-17 LTIP awards).

•
For 2017, the "Stock Awards" column is composed of: (i) the opportunity to earn shares of HEI common stock in the future under the 2017-19 LTIP if performance metrics are achieved and (ii) RSUs that vest over 2017-2020 and may be forfeited in whole or in part if the executive leaves before the vesting period ends. For 2015 and 2016, the "Stock Awards" column reflects only RSUs granted in 2015 and 2016 since the 2015-17 and 2016-18 LTIPs were denominated in cash rather than in stock; this was due to the NextEra merger that was pending when the applicable award opportunities were established. Hawaiian Electric's transition back to exclusively equity-based long-term incentive compensation in 2017 impacts the comparative compensation amounts disclosed in the 2017 Summary Compensation Table. SEC rules require the 2015-2017 LTIP cash payouts to be included in the Summary Compensation Table in 2017, the last year of the performance period (not the year in which awards are granted as is the case with equity-based awards). As a result, the 2017 compensation amounts in the Summary Compensation Table include both the 2015-2017 LTIP cash payouts and the 2017-2019 equity-based LTIP and RSUs awards granted in 2017, which is not reflective of the target compensation provided to our NEOs for 2017. By contrast, the 2015 and 2016 compensation amounts do not include any LTIP amounts because there were no LTIP cash payouts or equity-based LTIP awards granted in 2015 and 2016. Our LTIP programs and practices have not changed (one LTIP award covering a 3-year performance period is granted each year), however, as a result of the disclosure timing differences between cash-based and equity-based LTIPs, the reported compensation amounts in the Summary Compensation Table for 2017 are notably higher than, and not comparable to, the reported amounts for 2015 and 2016, and are not reflective of the target compensation provided to our NEOs for 2017.

•	In accordance with SEC rules, the 2016-18 LTIP cash payouts, if any, will be reported in the 2018 Summary Compensation Table.

•
The "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column sets forth the change in value of pension and executive death benefits, which can fluctuate significantly--from year to year based on changes in discount rates and other actuarial assumptions. It is important to note that the method of calculating the benefit to be received by the executive upon retirement (see p. 27) did not change in 2017, only the valuation of the benefit at the required valuation date. "Total Without Change in Pension Value" shows total compensation as determined under SEC rules minus the change in pension value and executive death benefits.

2017 SUMMARY COMPENSATION TABLE

Name and 2017 Principal Positions	Year	Salary ($) (1)	Stock Awards ($) (2)	Nonequity Incentive Plan Compen- sation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compen- sation ($) (5)	Total Without Change in Pension Value ($) (6)	Total ($)
Alan M. Oshima	2017	655,583	1,071,359	847,170	187,506	13,230	2,587,342	2,774,848
President and Chief Executive Officer	2016	583,500	379,282	445,939	153,231	21,296	1,430,017	1,583,248
	2015	566,500	283,247	427,168	111,620	23,632	1,300,547	1,412,167
Tayne S. Y. Sekimura	2017	350,583	304,319	270,156	560,716	—	925,058	1,485,774
Senior Vice President and Chief Financial Officer	2016	342,000	119,690	173,061	400,247	—	634,751	1,034,998
	2015	332,000	116,201	166,896	110,227	—	615,097	725,324
Jimmy D. Alberts	2017	269,283	219,776	198,052	68,705	18,214	705,325	774,030
Senior Vice President, Customer Service	2016	262,700	91,943	119,640	49,950	22,639	496,922	546,872
	2015	255,000	89,242	115,369	28,616	24,674	484,285	512,901
Susan A. Li	2017	276,750	225,889	191,549	437,303	—	694,188	1,131,491
Senior Vice President, General Counsel, Chief Compliance & Administrative Officer

Jay M. Ignacio	2017	285,100	247,466	198,617	526,579	—	731,183	1,257,762
President, Hawaii Electric Light and Senior Operations Advisor to the Hawaiian Electric President and CEO	2016	278,100	97,325	126,654	391,590	—	502,079	893,669
	2015	255,417	85,733	115,596	115,118	—	456,746	571,864

1.	Salary. This column represents cash base salary received for the year.

2.
Stock Awards. These amounts represent the aggregate grant date fair value of stock awards granted in the years shown computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). For 2017, these amounts are composed of: (i) the opportunity (based on probable outcome of performance conditions (in this case, target) as of the grant date) to earn shares of HEI common stock in the future pursuant to the 2017-19 LTIP if pre-established performance goals are achieved and (ii) RSUs vesting in installments over a four-year period. For 2015 and 2016, these amounts were comprised of RSUs granted in the year shown and vesting in installments over a four-year period, and excludes the value of the 2015-2017 and 2016-2018 LTIP granted in those years. Since the 2015-17 LTIP is denominated in cash rather than in stock, in accordance with SEC rules, the cash payout is reported in the "Nonequity Incentive Plan Compensation" column in this Summary Compensation Table for 2017. Since the 2016-18 LTIP is denominated in cash rather than in stock, in accordance with SEC rules, the cash payout (if any) will be reported in the "Nonequity Incentive Plan Compensation" column in the 2018 Summary Compensation Table. See the 2017 Grants of Plan-Based Awards table below for the portion of the amount in the Stock Awards column above that is composed of 2017 grants of RSUs and performance award opportunities under the 2017-19 LTIP. Assuming achievement of the highest level of performance conditions, the maximum value of the performance awards payable in 2020 under the 2017-19 LTIP would be: Mr. Oshima $1,290,493; Ms. Sekimura $363,196; Mr. Alberts $251,093; Ms. Li $258,064; and Mr. Ignacio $295,385. For a discussion of the assumptions underlying the amounts set out for the RSUs and and 2017-2019 LTIP, see Note 9 to the Consolidated Financial Statements in the Annual Report on Form 10-K to which this Exhibit 99.1 is attached.

3.
Nonequity Incentive Plan Compensation. These amounts represent cash payouts to named executive officers under the annual incentive plan, the Executive Incentive Compensation Plan (EICP), earned for the years shown. For 2017, the amount in this column also included the cash payout from the 2015-17 LTIP.

4.
Change in Pension Value and Nonqualified Deferred Compensation Earnings. These amounts represent the change in present value of the accrued pension and executive death benefits from beginning of year to end of year for 2015, 2016 and 2017. These amounts are not current payments; pension and executive death benefits are only paid after retirement or death, as applicable. The amounts in this column depend heavily on changes in actuarial assumptions, such as discount rates. The increase in 2017 present value of pensions (and, for Ms. Sekimura, Ms. Li and Mr. Ignacio, executive death benefits) from 2016 was magnified by the decrease in discount rate and was partially offset by lower expected rates of improvement in the mortality tables based on Scale MP-2017 published by the Society of Actuaries. The 2016 present value of pensions (and, for Ms. Sekimura and Mr. Ignacio, executive death benefits) increased from 2015 due to a lower discount rate and lower expected rates of improvement in the mortality tables based on Scale MP-2017 published by the Society of Actuaries. For a further discussion of the applicable plans, see the 2017 Pension Benefits table and related notes below. No Hawaiian Electric named executive officer had above-market or preferential earnings on nonqualified deferred compensation for the periods covered in the table above.

5.	All Other Compensation. The following table summarizes the components of “All Other Compensation” with respect to 2017:

Name	Contributions to Defined Contribution Plans ($)[a]	Other ($)[b]	Total All Other Compensation ($)
Alan M. Oshima	8,100	5,130	13,230
Tayne S.Y. Sekimura*	—	—	—
Jimmy D. Alberts	7,915	10,299	18,214
Susan A. Li*	—	—	—
Jay M. Ignacio*	—	—	—

a	Messrs. Oshima and Alberts received matching contributions to their accounts in the HEI 401(k) Plan up to the amount permitted based on eligible compensation ($270,000 in 2017).

b	Mr. Oshima received club membership dues. Mr. Alberts received club membership dues and had one more week of vacation than employees with similar length of service would usually receive.

*	The total value of perquisites and other personal benefits for Ms. Sekimura, Ms. Li and Mr. Ignacio was less than $10,000 for 2017 and is therefore not included in the table above.

6.
Total Without Change in Pension Value. Total Without Change in Pension Value represents total compensation as determined under SEC rules, minus the change in pension value and executive death benefits amount reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. We include this column because the magnitude of the change in pension value and death benefits in a given year is largely determined by actuarial assumptions, such as discount rates and mortality assumptions set by the Society of Actuaries, and does not reflect decisions made by the HEI Compensation Committee or Hawaiian Electric Board for that year or the actual benefit necessarily to be received by the recipient. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column and are not a substitute for the Total column.

Additional narrative disclosure about salary, stock awards, nonequity incentive plan compensation, pension benefits and nonqualified deferred compensation earnings and all other compensation can be found in the Compensation Discussion and Analysis above.

Grants of Plan Based Awards
The table below shows cash performance award opportunities under the 2017 EICP, equity-based performance award opportunities granted under the LTIP for performance over the 2017-19 period and payable in 2020 and RSUs granted in 2017 and vesting in installments over four years.
2017 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Nonequity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
Name	Grant Date	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Alan M. Oshima	1/31/17 EICP	245,844	491,687	983,375	—	—	—	—	—
	1/31/17 LTIP	—	—	—	9,301	18,602	37,205	—	645,226
	1/31/17 RSU	—	—	—	—	—	—	12,728	426,133
Tayne S. Y. Sekimura	1/31/17 EICP	87,646	175,292	350,583	—	—	—	—	—
	1/31/17 LTIP	—	—	—	2,618	5,236	10,471	—	181,615
	1/31/17 RSU	—	—	—	—	—	—	3,665	122,704
Jimmy D. Alberts	1/31/17 EICP	60,589	121,177	242,355	—	—	—	—	—
	1/31/17 LTIP	—	—	—	1,810	3,619	7,239	—	125,530
	1/31/17 RSU	—	—	—	—	—	—	2,815	94,246
Susan A. Li	1/31/17 EICP	62,269	124,538	249,075	—	—	—	—	—
	1/31/17 LTIP	—	—	—	1,860	3,720	7,440	—	129,031
	1/31/17 RSU	—	—	—	—	—	—	2,893	96,858
Jay M. Ignacio	1/31/17 EICP	64,148	128,295	256,590	—	—	—	—	—
	1/31/17 LTIP	—	—	—	2,129	4,258	8,516	—	147,696
	1/31/17 RSU	—	—	—	—	—	—	2,980	99,770

EICP	Executive Incentive Compensation Plan (annual incentive)

LTIP	Long-Term Incentive Plan (2017-19 period)

RSU	Restricted stock units

1.
Estimated Future Payouts Under Nonequity Incentive Plan Awards. Shows possible cash payouts under the 2017 EICP based on meeting performance goals set in January 2017 at threshold, target and maximum levels. Actual payouts for the 2017 EICP are reported in the 2017 Summary Compensation Table above.

2.
Estimated Future Payouts Under Equity Incentive Plan Awards. Represents number of shares of stock that may be issued under the 2017-19 LTIP based upon the achievement of performance goals set in January 2017 at threshold, target and maximum levels and vesting at the end of the three-year performance period. LTIP awards are forfeited for terminations of employment during the vesting period, except for terminations due to death, disability or retirement, which allow for pro-rata participation based upon completed months of service after a minimum number of months of service in the performance period. Dividend equivalent shares, not included in the chart, compounded over the period at the actual dividend rate and are paid at the end of the performance period based on actual shares earned.

3.
All Other Stock Awards: Number of Shares of Stock or Units. Represents number of RSUs awarded in 2017 that will vest and be issued as unrestricted stock in four equal annual installments on the grant date anniversaries. Unvested awards are forfeited for terminations of employment during the vesting period, except for terminations due to death, disability or retirement, which allow for pro-rata vesting up to the date of termination. Receipt of RSU awards is generally subject to continued employment and expiration of the applicable vesting period. Dividend equivalent shares, not included in the chart, compound over the period at the actual dividend rate and are paid in HEI stock on RSUs vesting in a given year.

4.
Grant Date Fair Value of Stock Awards. Grant date fair value for shares under the 2017-19 LTIP is estimated in accordance with the fair-value based measurement of accounting as described in FASB ASC Topic 718 based upon the probable (in this case, target) outcome of the performance conditions as of the grant date. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see the discussion of performance awards contained in Note 9 (Share-based compensation) to the Consolidated Financial Statements in the 2017 Annual Report on Form 10-K. Grant date fair value for RSUs is based on the closing price of HEI common stock on the NYSE on the date of the grant of the award.

Outstanding Equity Awards at 2017 Fiscal Year-End
OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

		Stock Awards
				Equity Incentive Plan Awards
		Shares or Units of Stock That Have Not Vested (1)		Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Name	Grant Year	Number (#)	Market Value ($) (2)
Alan M. Oshima	2014	1,479	53,466	—	—
	2015	4,197	151,722	—	—
	2016	9,514	343,931	—	—
	2017	12,728	460,117	—	—
	2017	—	—	18,602	672,462
	Total	27,918	1,009,236	18,602	672,462
Tayne S. Y. Sekimura	2014	1,117	40,380	—	—
	2015	1,722	62,250	—	—
	2016	3,002	108,522	—	—
	2017	3,665	132,490	—	—
	2017	—	—	5,236	189,281
	Total	9,506	343,642	5,236	189,281
Jimmy D. Alberts	2014	867	31,342	—	—
	2015	1,323	47,826	—	—
	2016	2,306	83,362	—	—
	2017	2,815	101,762	—	—
	2017	—	—	3,619	130,827
	Total	7,311	264,292	3,619	130,827
Susan A. Li	2014	787	28,450	—	—
	2015	1,218	44,031	—	—
	2016	2,371	85,712	—	—
	2017	2,893	104,582	—	—
	2017	—	—	3,720	134,478
	Total	7,269	262,775	3,720	134,478
Jay M. Ignacio	2014	801	28,956	—	—
	2015	1,271	45,947	—	—
	2016	2,441	88,242	—	—
	2017	2,980	107,727	—	—
	2017	—	—	4,258	153,927
	Total	7,493	270,872	4,258	153,927

1.
Shares or Units of Stock That Have Not Vested. The remaining installments of the 2014 RSUs vested on February 5, 2018. Of the remaining installments of the 2015 RSUs, one installment vested on February 6, 2018 and the remainder will vest on February 6, 2019. Of the remaining installments of the 2016 RSUs, one installment vested on February 5, 2018 and the remainder will vest in equal annual installments on February 5, 2019 and 2020. For the 2017 RSUs, one installment vested on January 31, 2018 and the remainder will vest in equal annual installments on January 31, 2019, 2020 and 2021.

2.	Market Value. Market value is based upon the closing per‑share trading price of HEI common stock on the NYSE of $36.15 as of December 29, 2017.

3.
Number of Unearned Shares, Units or Other Rights That Have Not Vested. Represents number of shares of HEI common stock that would be issued under the 2017-19 LTIP if performance goals are met at the target level at the end of the three-year performance period.

2017 Option Exercises and Stock Vested
2017 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Alan M. Oshima	8,868	(1)	299,561
Tayne S. Y. Sekimura	4,456	(1)	150,524
Jimmy D. Alberts	3,455	(1)	116,710
Susan A. Li	2,379	(1)	80,363
Jay M. Ignacio	3,316	(1)	112,015
1.Represents the number of shares acquired (and dividend equivalents paid in stock based on number of shares vested) upon the February 2017 vesting of installments of RSUs granted on February 4, 2013, February 5, 2014, February 6, 2015 and February 5, 2016. Value realized on vesting includes dividend equivalents.

Name	Number of Shares Acquired on Vesting	Compounded Dividend Equivalents	Total Shares Acquired on Vesting
Alan M. Oshima	8,104	764	8,868
Tayne S. Y. Sekimura	3,997	459	4,456
Jimmy D. Alberts	3,097	358	3,455
Susan A. Li	2,189	190	2,379
Jay M. Ignacio	2,981	335	3,316

Pension Benefits
The table below shows the present value as of December 31, 2017 of accumulated benefits for each of the Hawaiian Electric named executive officers and the number of years of service credited to each executive under the applicable pension plan and executive death benefit plan, determined using the interest rate, mortality table and other assumptions described below, which are consistent with those used in Note 8 to the Consolidated Financial Statements in the 2017 Annual Report on Form 10-K to which this Exhibit 99.1 is attached.
2017 PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (4)	Payments During the Last Fiscal Year ($)
Alan M. Oshima	HEI Retirement Plan (1)	6.2	306,686	—
	HEI Excess Pay Plan (2)	6.2	386,222	—
Tayne S. Y. Sekimura	HEI Retirement Plan (1)	26.6	2,408,070	—
	HEI Excess Pay Plan (2)	26.6	679,436	—
	HEI Executive Death Benefit (3)	—	166,476	—
Jimmy D. Alberts	HEI Retirement Plan (1)	5.3	239,090	—
	HEI Excess Pay Plan (2)	5.3	125	—
Susan A. Li	HEI Retirement Plan (1)	27.8	2,787,710	—
	HEI Excess Pay Plan (2)	27.8	45,508	—
	HEI Executive Death Benefit (3)	—	150,030	—
Jay M. Ignacio	HEI Retirement Plan (1)	27.8	2,586,123	—
	HEI Excess Pay Plan (2)	27.8	100,937	—
	HEI Executive Death Benefit (3)	—	156,193	—

1.
The HEI Retirement Plan is the standard retirement plan for HEI and Hawaiian Electric employees. Normal retirement benefits under the HEI Retirement Plan for management employees hired before May 1, 2011, including all of the named executive officers other than Messrs. Oshima and Alberts, are calculated based on a formula of 2.04% × Credited Service (maximum 67%) × Final Average Compensation (average monthly base salary for highest thirty-six consecutive months out of the last ten years). Credited service is generally the same as the years of service with HEI and other participating companies (Hawaiian Electric, Hawaii Electric Light and Maui Electric). Credited service is also provided for limited unused sick leave and for the period a vested participant is on long-term disability. The normal form of benefit is a joint and 50% survivor annuity for married participants and a single life annuity for unmarried participants. Actuarially equivalent optional forms of benefit are also available. Participants who qualify to receive retirement benefits immediately upon termination of employment may also elect a single sum distribution of up to $100,000 with the remaining benefit payable as an annuity. Single sum distributions are not eligible for early retirement subsidies, and so may not be as valuable as an annuity at early retirement. Retirement benefits are increased by an amount equal to approximately 1.4% of the initial benefit every twelve months following retirement. The plan provides benefits at early retirement (prior to age 65), normal retirement (age 65), deferred retirement (over age 65) and death. Subsidized early retirement benefits are available for participants who meet certain age and service requirements at ages 50-64. The accrued normal retirement benefit is reduced by an applicable percentage, which ranges from 30% for early retirement at age 50 with at least 15 years of service to 1% at age 59. Accrued benefits are not reduced for eligible employees who retire at age 60 and above. The early retirement subsidies are not available to employees who terminate employment with vested benefits but prior to satisfying the age and service requirements for the early retirement subsidies.

HEI and Hawaiian Electric nonunion employees who commenced employment on or after May 1, 2011, like Messrs. Oshima and Alberts, receive reduced benefits under the HEI Retirement Plan (e.g., reduced benefit formula, more stringent requirements for subsidized early retirement benefits, reduced early retirement subsidies and no post-retirement cost-of-living adjustment). Normal retirement benefits for these employees are calculated based on a formula of 1.5% × Credited Service × Final Average Compensation (average monthly base salary for highest thirty-six consecutive months out of the last ten years). These employees are eligible for a limited match under the HEI Retirement Savings Plan (50% match on the first 6% of compensation deferred).
As of December 31, 2017, all of the named executive officers were eligible for retirement benefits under the HEI Retirement Plan.

2.
As of December 31, 2017, all of the named executive officers were participants in the HEI Excess Pay Plan. Benefits under the HEI Excess Pay Plan are determined using the same formula as the HEI Retirement Plan, but are not subject to the Internal Revenue Code limits on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans ($270,000 in 2017 as indexed for inflation) and on the amount of annual benefits that can be paid from qualified retirement plans (the lesser of $215,000 in 2017 as indexed for inflation, or the participant’s highest average compensation over three consecutive calendar years). Benefits payable under the HEI Excess Pay Plan are reduced by the benefit payable from the HEI Retirement Plan. Early retirement, death benefits and vesting provisions are similar to the HEI Retirement Plan.

3.
Ms. Sekimura, Ms. Li and Mr. Ignacio are covered by the Executive Death Benefit Plan of HEI and Participating Subsidiaries. The plan was amended effective September 9, 2009 to close participation to new participants and freeze the benefit for existing participants. Under the amendment, death benefits will be paid based on salaries as of September 9, 2009. The plan provides death benefits equal to two times the executive’s base salary as of September 9, 2009 if the executive dies while actively employed or, if disabled, dies prior to age 65, and one times the executive’s base salary as of September 9, 2009 if the executive dies following retirement. The amounts shown in the table above assume death following retirement. Death benefits are grossed up by the amount necessary to pay income taxes on the grossed up benefit amount as an equivalent to the tax exclusion for death benefits paid from a life insurance policy. Messrs. Oshima and Alberts were not employed by the companies at the time the plan was frozen and therefore are not entitled to any benefits under the plan.

4.	The present value of accumulated benefits for the Hawaiian Electric named executive officers included in the 2017 Pension Benefits table was determined based on the following:
Methodology The present values are calculated as of December 31, 2017 based on the credited service and pay of the Hawaiian Electric named executive officer as of such date (or the date of benefit freeze, if earlier).
Assumptions

a.
Discount Rate – The discount rate is the interest rate used to discount future benefit payments in order to reflect the time value of money. The discount rates used in the present value calculations are 3.74% for retirement benefits and 3.72% for executive death benefits as of December 31, 2017.

b.
Mortality Table – The RP-2017 Mortality Table (separate male and female rates) with generational projection using scale MP-2017 is used to discount future pension benefit payments in order to reflect the probability of survival to any given future date. For the calculation of the executive death benefit present values, the mortality table rates are multiplied by the death benefit to capture the death benefit payments assumed to occur at all future dates. Mortality is applied post-retirement only.

c.
Retirement Age – A Hawaiian Electric named executive officer included in the table is assumed to remain in active employment until, and assumed to retire at, the later of (a) the earliest age when unreduced pension benefits would be payable or (b) attained age as of December 31, 2017.

d.
Pre-Retirement Decrements – Pre-retirement decrements refer to events that could occur between the measurement date and the retirement age (such as withdrawal, early retirement and death) that would impact the present value of benefits. No pre-retirement decrements are assumed in the calculation of pension benefit table present values. Pre-retirement decrements are assumed for financial statement purposes.

e.	Unused Sick Leave – Each Hawaiian Electric named executive officer who participates in the HEI Retirement Plan is assumed to have accumulated 1,160 unused sick leave hours at retirement age.
2017 Nonqualified Deferred Compensation
Although all Hawaiian Electric named executive officers are eligible to participate in the HEI deferred compensation plans, which are described in the Compensation Discussion and Analysis above, only Messrs. Oshima and Ignacio and Ms. Sekimura deferred any amount or had an account balance under those plans in 2017.

Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)	Aggregate Earnings/(Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)[2]
Alan M. Oshima	—	—	139,801	—	772,831
Tayne S.Y. Sekimura	138,449	—	16,634	—	155,083
Jay M. Ignacio	—	—	64,813	—	285,616

1.
Represents salary and incentive compensation deferrals under the HEI Deferred Compensation Plan, a contributory nonqualified deferred compensation plan implemented in 2011. The plan allows certain HEI and Hawaiian Electric executives to defer 100% of annual base salary in excess of the compensation limit set forth in Internal Revenue Code Section 401(a)(17) ($270,000 in 2017, as indexed for inflation) and up to 80% of any incentive compensation paid in cash. There are no matching or other employer contributions under the plan. The deferred amounts are credited with gains/losses of deemed investments chosen by the participant from a designated list of publicly traded mutual funds and other investment offerings. Earnings are not above-market or preferential and therefore are not included in the 2017 Summary Compensation Table above. The distribution of accounts from the plan is triggered by disability, death or separation from service (including retirement) and will be delayed for a 6-month period to the extent necessary to comply with Internal Revenue Code Section 409A. A participant may elect to receive distributions triggered by separation from service in a lump sum or in substantially equal payments spread over a period not to exceed 15 years. Lump sum benefits are payable in the event of disability or death. Messrs. Oshima and Ignacio and Ms. Sekimura participated in the HEI Deferred Compensation Plan in 2017. The amount listed in the "Executive Contributions in Last FY" column for Ms. Sekimura is reported as compensation in the 2017 Summary Compensation Table for the year 2016.

2.	Amounts in this column include contributions reported in the Summary Compensation Table for each year in which each executive listed above was a named executive officer.

Potential Payments Upon Termination or Change in Control
The table below shows the potential payments to each Hawaiian Electric named executive officer in the event of retirement, voluntary termination, termination for cause, termination without cause and qualifying termination after change in control, assuming termination occurred on December 31, 2017. The amounts listed below are estimates; actual amounts to be paid would depend on the actual date of termination and circumstances existing at that time.
2017 TERMINATION/CHANGE-IN-CONTROL PAYMENT TABLE

Name/ Benefit Plan or Program	Retirement on 12/31/17 ($) (1)	Voluntary Termination on 12/31/17 ($) (2)	Termination for Cause on 12/31/2017 ($) (3)	Termination without Cause on 12/31/17 ($) (4)	Qualifying Termination after Change in Control on 12/31/17 ($) (5)
Alan M. Oshima
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	601,976	—	—	—	601,976
Restricted Stock Units (8)	368,548	—	—	—	1,081,355
TOTAL	970,524	—	—	—	1,683,331
Tayne S. Y. Sekimura
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	179,438	—	—	—	179,438
Restricted Stock Units (8)	145,793	—	—	—	371,910
TOTAL	325,231	—	—	—	551,348
Jimmy D. Alberts
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	124,038	—	—	—	124,038
Restricted Stock Units (8)	112,314	—	—	—	286,019
TOTAL	236,352	—	—	—	410,057
Susan A. Li
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	127,493	—	—	—	127,493
Restricted Stock Units (8)	108,750	—	—	—	283,813
TOTAL	236,243	—	—	—	411,306
Jay M. Ignacio
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	145,918	—	—	—	145,918
Restricted Stock Units (8)	111,949	—	—	—	292,562
TOTAL	257,867	—	—	—	438,480
Note: All stock-based award amounts were valued using the 2017 year-end closing price of HEI common stock on the NYSE of $36.15 per share on December 29, 2017. Other benefits that are available to all salaried employees on a nondiscriminatory basis and perquisites aggregating less than $10,000 in value have not been listed.

1.
Retirement Payments & Benefits. All named executive officers were eligible for retirement as of December 31, 2017. Amounts in this column do not include amounts payable under the 2017 EICP and 2015-17 LTIP because those amounts would have vested without regard to retirement since December 31, 2017 was the end of the applicable performance periods. In addition to the amounts shown in this column, retired executives are entitled to receive their vested retirement plan and deferred compensation benefits under all termination scenarios. See the 2017 Pension Benefits and the 2017 Nonqualified Deferred Compensation tables above.

2.
Voluntary Termination Payments & Benefits. If a Hawaiian Electric named executive officer voluntarily terminates employment, he or she could lose any annual or long-term incentives based upon the HEI Compensation Committee’s right to amend, suspend or terminate any incentive award or any portion of it at any time. Voluntary termination results in the forfeiture of unvested RSUs and participation in incentive plans. Amounts in this column do not include amounts payable under the 2017 EICP or the 2015-17 LTIP because those amounts would have vested without regard to voluntary termination since December 31, 2017 was the end of the applicable performance periods.

3.
Termination for Cause Payments & Benefits. If the executive is terminated for cause, he or she could lose any annual or long-term incentives based upon the HEI Compensation Committee’s right to amend, suspend or terminate any incentive award or any portion of it at any time. “Cause” generally means a violation of the HEI Corporate Code of Conduct, which is available for review at www.hei.com/govdocs, or, for purposes of awards under the 2010 Equity and Incentive Plan, as amended (EIP), has the meaning set forth in such plans. Termination for cause results in the forfeiture of all unvested RSUs and participation in incentive plans.

4.
Termination without Cause Payments & Benefits. If the executive is terminated without cause, he or she could lose any annual or long-term incentives based upon the HEI Compensation Committee’s right to amend, suspend or terminate any incentive award or any portion of it at any time. Termination without cause results in the forfeiture of unvested RSUs.

5.	Qualifying Termination after Change-in-Control Payments & Benefits. None of the Hawaiian Electric named executive officers were party to a change-in-control agreement on December 31, 2017.

6.
Executive Incentive Compensation Plan (EICP).  Upon death, disability or retirement, executives continue to participate in the EICP on a pro-rata basis if the executive has met applicable minimum service requirements, with lump sum payment to be made by Hawaiian Electric if the applicable performance goals are achieved. The EIP provides that in the event of an involuntary termination following a change in control, the EICP award would be immediately paid out at target level, pro-rated for completed months of service in the performance period. If there is no termination or a voluntary termination following a change in control, the EIP provides that: (i) the acquiring entity shall assume all outstanding EICP awards or substitute similar awards or (ii) to the extent the acquiring entity refuses to assume or substitute such awards, such awards shall become fully vested (with all performance goals deemed achieved at 100% of target levels).

7.
Long-Term Incentive Plan (LTIP).  Upon death, disability or retirement, executives continue to participate in each ongoing LTIP cycle on a pro-rata basis if the executive has met applicable minimum service requirements, with lump sum payment to be made by Hawaiian Electric if performance goals are achieved. The amounts shown are at target for goals deemed achievable (or at below the threshold, if deemed unachievable at the date of termination) for all applicable plan years, pro-rated based upon service through December 31, 2017; actual payouts will depend upon performance achieved at the end of the plan cycle. The EIP provides that in the event of an involuntary termination following a change in control, the LTIP award would be immediately paid out at target level, pro-rated for completed months of service in the performance period. If there is no termination or a voluntary termination following a change in control, the EIP provides that: (i) the acquiring entity shall assume all outstanding LTIP awards or substitute similar awards or (ii) to the extent the acquiring entity refuses to assume or substitute such awards, such awards shall become fully vested (with all performance goals deemed achieved at 100% of target levels).

8.
Restricted Stock Units (RSUs).  Termination for or without cause results in the forfeiture of unvested RSUs. Termination due to death, disability or retirement results in pro-rata vesting of RSUs. If there is a change in control, either (i) the acquiring entity shall assume all outstanding RSUs or substitute similar awards and such awards would vest in full upon a qualifying termination of employment within two years following the change in control or (ii) to the extent the acquiring entity refuses to assume or substitute such awards, such awards shall become fully vested.

CEO Pay Ratio
As required by SEC rules, we are disclosing the ratio of our median employee’s annual total compensation to the annual total compensation of our CEO.
In accordance with Item 402(u) of Regulation S-K, we identified our median employee by evaluating 2016 Form W-2s for all individuals, excluding our CEO, who were employed by us on October 1, 2017. We included all employees, whether employed on a full-time, part-time, or seasonal basis and assumed no compensation earned in 2016 for employees hired in 2017. We believe that the use of Form W-2 compensation for all employees is an appropriate compensation measure for this purpose because it reasonably reflects annual compensation for each employee.
After identifying the median employee based on Form W-2 compensation, we calculated annual total compensation for such employee using the same methodology we use for our CEO as set forth in the 2017 Summary Compensation Table above. The results are as follows:

CEO to Median Employee Pay Ratio
	President & CEO	Median Employee
Base Salary	$655,583	$84,864
Overtime Pay	—	11,893
Stock Awards	1,071,359	—
Non-Equity Incentive Plan Compensation	847,170	—
Change in Pension Value (1)	187,506	37,812
All Other Compensation	13,230	—
TOTAL	$2,774,848	$134,569

CEO Pay to Median Employee Pay Ratio	21:1

(1)
These amounts are attributable to a change in the value of each individual’s defined benefit pension account balance and do not represent earned or paid compensation. Despite the fact that these amounts are not paid, they are required to be taken into account for purposes of calculating total annual compensation for SEC reporting purposes. Pension values fluctuate over time - they can rise or fall year-to-year and are dependent on many variables including market conditions, years of service, earnings, and actuarial assumptions such as discount rates.

Director compensation
The Hawaiian Electric Board believes that a competitive compensation package is necessary to attract and retain individuals with the experience, skills and qualifications needed to serve as a director on the board of a regulated electric public utility. Nonemployee director compensation is composed of a mix of cash and HEI common stock. Only nonemployee directors receive compensation for their service as directors. Ms. Lau, HEI President & CEO, and Mr. Oshima, Hawaiian Electric President & CEO, do not receive separate or additional compensation for serving as a Hawaiian Electric director. Although Ms. Lau and Mr. Oshima are members of the Hawaiian Electric Board, neither they nor any other executive officer participate in the determination of nonemployee director compensation.
Nonemployee directors of Hawaiian Electric who are not also directors of HEI receive compensation in the form of a cash retainer and an HEI stock grant. Kevin M. Burke, Timothy E. Johns, Micah A. Kane and Bert A. Kobayashi, Jr. are nonemployee directors of Hawaiian Electric who are not also directors of HEI. Nonemployee directors of Hawaiian Electric who are also directors of HEI do not receive additional compensation for serving on the Hawaiian Electric Board but do receive an additional retainer for service on Hawaiian Electric committees as described below. Richard J. Dahl, Kelvin H. Taketa and Jeffrey N. Watanabe are nonemployee directors of Hawaiian Electric who are currently also directors of HEI. Mr. Burke became a Hawaiian Electric director on January 1, 2018.
The HEI Compensation Committee reviews the compensation of Hawaiian Electric nonemployee directors at least once every three years and recommends changes to the Hawaiian Electric Board. In 2016, the HEI Compensation Committee asked its independent compensation consultant, Frederic W. Cook & Co., Inc. (FW Cook), to conduct an evaluation of HEI’s nonemployee director compensation practices. Fred Cook assessed the structure of HEI’s nonemployee director compensation program and its value compared to competitive market practices of utility peer companies, similar to the assessments used in its executive compensation review. The 2016 analysis took into consideration the duties and scope of responsibilities of directors. The HEI Compensation Committee reviewed the analysis in determining its recommendations concerning the appropriate nonemployee director compensation, including cash retainers, stock awards and meeting fees for HEI directors. A discussion of the HEI Compensation Committee's recommendations regarding HEI director compensation will be set forth in HEI's 2018 Proxy Statement. As part of this analysis, the HEI Compensation Committee reviewed the cash retainers, stock awards and meeting fees for HECO directors and determined that it would recommend to the Hawaiian Electric Board an increase to the HECO director cash retainer and stock awards to generally align with increases for HEI directors.
At the Hawaiian Electric Board's December 12, 2016 meeting, the HEI Compensation Committee recommended and the Hawaiian Electric Board approved a recommendation to increase the Hawaiian Electric director cash retainer by $5,000 to $45,000 and the annual stock award by $15,000 to $55,000 in common stock. The increases were effective January 1, 2017.
The boards of Hawaiian Electric subsidiaries Hawaii Electric Light and Maui Electric are comprised entirely of officers of Hawaiian Electric and/or its subsidiaries who receive no additional compensation for such service.
Cash Retainer. Hawaiian Electric nonemployee directors received the cash retainer amounts shown below for their 2017 Hawaiian Electric Board service. Nonemployee directors of Hawaiian Electric who also serve as a member or chairperson of the Hawaiian Electric Audit Committee or as a non-voting Hawaiian Electric Board representative to attend meetings of the HEI Compensation Committee received additional retainer amounts, as indicated below. Cash retainers were paid in quarterly installments.

2017
Hawaiian Electric Director (who is not also an HEI director)	$45,000
Hawaiian Electric Audit Committee Chair	10,000
Hawaiian Electric Audit Committee Member	4,000
Hawaiian Electric Non-Voting Representative to HEI Compensation Committee	6,000
Extra Meeting Fees. Nonemployee directors are also entitled to meeting fees for each board or committee meeting attended (as member or chair) after a specified number of meetings. For 2017, directors were entitled to additional fees of $1,000 per meeting after attending a minimum of eight Hawaiian Electric Board meetings during the year, Hawaiian Electric Audit Committee members were entitled to additional fees of $1,000 per meeting after attending a minimum of six Hawaiian Electric Audit Committee meetings during the year, and the Hawaiian Electric Board’s non-voting representative to the HEI Compensation Committee was entitled to additional fees of $1,500 per meeting after attending six meetings of the HEI Compensation Committee during the year.
Stock Awards. In a typical year, nonemployee directors receive an equity grant of HEI shares, valued at $55,000 for 2017 as described above, on the last business day of June under HEI's 2011 Nonemployee Director Stock Plan (2011 Director Plan), which was approved by HEI shareholders on May 10, 2011, for the purpose of further aligning directors' and shareholders' interests. These equity grants are paid in advance to cover director service for the next twelve months. The number of shares issued to each Hawaiian Electric nonemployee director was determined based on the closing sales price of HEI common stock on the NYSE on June 30, 2017.
Deferred Compensation. Nonemployee directors may participate in the HEI Deferred Compensation Plan implemented in 2011 (2011 Deferred Compensation Plan). Under the plan, deferred amounts are credited with gains/losses of deemed investments chosen by the participant from a list of publicly traded mutual funds and other investment offerings. Earnings are not above-market or preferential. Participants may elect the timing upon which distributions are to begin following separation from service (including retirement) and may choose to receive such distributions in a lump sum or in installments over a period of up to fifteen years. Lump sum benefits are payable in the event of disability or death. In 2017, one Hawaiian Electric director, Mr. Taketa, participated in the 2011 Deferred Compensation Plan. Nonemployee directors are also eligible to participate in the prior HEI Nonemployee Directors' Deferred Compensation Plan, as amended January 1, 2009, although no nonemployee director of Hawaiian Electric deferred compensation under such plan in 2017.
Health Benefits. Directors may participate, at their election and at their cost, in the group employee medical, vision and dental plans generally made available to Hawaiian Electric employees. No Hawaiian Electric director currently participates in such plans.
Information concerning compensation paid to HEI directors Messrs. Dahl, Taketa and Watanabe, who were also nonemployee directors of Hawaiian Electric during all or part of 2017, will be set forth in HEI's 2018 Proxy Statement.

2017 DIRECTOR COMPENSATION TABLE
The table below shows the compensation paid to Hawaiian Electric nonemployee directors in 2017.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Don E. Carroll (3)	19,038	—	19,038
Richard J. Dahl (4)	6,000	—	6,000
Timothy E. Johns Chairman, Audit Committee	57,000	55,000	112,000
Micah A. Kane	47,626	55,000	102,626
Bert A. Kobayashi, Jr.	48,940	55,000	103,940
Kelvin H. Taketa (4)	—	—	—
Jeffrey N. Watanabe (4)	—	—	—

1.	Represents cash retainers for board and committee service (as detailed in the chart below).

2.	Represents an HEI stock award in the value of $55,000, as described above under “Stock Awards.” These equity grants were made on June 30, 2017.

3.	Mr. Carroll retired effective May 5, 2017.

4.	Messrs. Dahl, Taketa and Watanabe also served on the HEI Board for all or part of 2017. Information concerning their compensation for such service will be set forth in HEI's 2018 Proxy Statement.
The table below shows cash retainers paid to Hawaiian Electric nonemployee directors for Hawaiian Electric board and committee service in 2017.

Name	Hawaiian Electric Board ($) (1)	Hawaiian Electric Audit Committee ($)	Hawaiian Electric Nonvoting Representative to HEI Compensation Committee ($)	Extra Meeting Fees ($) (2)	Total Fees Earned or Paid in Cash ($)
Don E. Carroll	15,577	1,384	2,077	—	19,038
Richard J. Dahl	—	4,000	—	2,000	6,000
Timothy E. Johns	45,000	10,000	—	2,000	57,000
Micah A. Kane	45,000	2,626	—	—	47,626
Bert A. Kobayashi, Jr.	45,000	—	3,940	—	48,940
Kelvin H. Taketa	—	—	—	—	—
Jeffrey N. Watanabe	—	—	—	—	—

1.	Represents $45,000 annual cash retainer for board service.

2.	Extra meeting fees earned for attending audit committee meetings in excess of number of meetings specified.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Security Ownership of Certain Beneficial Owners
Hawaiian Electric Common Stock
HEI owns all of Hawaiian Electric’s outstanding Common Stock, which is Hawaiian Electric’s only class of securities generally entitled to vote on matters requiring shareholder approval.
Hawaiian Electric Preferred Stock
Various series of Hawaiian Electric Preferred Stock have been issued and are outstanding. Shares of Hawaiian Electric Preferred Stock are not considered voting securities, but upon certain defaults in dividend payments holders of Hawaiian Electric Preferred Stock may have the right to elect a majority of the directors of Hawaiian Electric. HEI owns 100,000 shares of Hawaiian Electric Preferred Stock, or approximately 9% of the 1,114,657 shares of Hawaiian Electric Preferred Stock outstanding. No Hawaiian Electric directors, executive officers or named executive officers (as listed in the Compensation Discussion and Analysis above) own Hawaiian Electric Preferred Stock.
HEI Common Stock
The table below shows the number of shares of HEI common stock beneficially owned by each person who is a current Hawaiian Electric director, each Hawaiian Electric named executive officer (as listed in the Compensation Discussion and Analysis above) and directors and executive officers as a group as of February 5, 2018.

	Amount and Nature of Beneficial Ownership of HEI Common Stock
Name of Individual or Group	Sole Voting or Investment Power (1)	Shared Voting or Investment Power (2)	Other Beneficial Ownership (3)	Restricted Stock Units (4)	Total (5)
Nonemployee directors
Richard J. Dahl	3,990				3,990
Timothy E. Johns	39,168				39,168
Micah A. Kane	8,758				8,758
Bert A. Kobayashi, Jr.	4,408				4,408
Kelvin H. Taketa	37,487				37,487
Jeffrey N. Watanabe	51,721		5		51,726
Employee director
Constance H. Lau	514,410			27,867	542,277
Employee director and Named Executive Officer
Alan M. Oshima		38,403		13,446	51,849
Other Named Executive Officers
Jimmy D. Alberts	13,911			3,950	17,861
Jay M. Ignacio	20,574			3,960	24,534
Susan A. Li	9,144			3,845	12,989
Tayne S. Y. Sekimura	41,245			5,128	46,373
All directors and executive officers as a group (17 persons)	772,021	39,501	445	64,221	876,188

(1)
Includes the following shares held as of February 5, 2018 in the form of stock units in the HEI common stock fund pursuant to the HEI Retirement Savings Plan: approximately 113 shares for Ms. Lau; 1,707 shares for Ms. Li; 1,111 shares for Ms. Sekimura; 163 shares for Mr. Ignacio; and 8,186 shares for all directors and executive officers as a group. The value of a unit is measured by the closing price of HEI common stock on the measurement date.

(2)	Includes (i) shares registered in name of the individual and spouse and/or (ii) shares registered in trust with the individual and spouse serving as co-trustees.

(3)	Shares owned by spouse, children or other relatives sharing the home of the director or officer in which the director or officer disclaims beneficial interest.

(4)
Includes the number of shares that the individuals named above had a right to acquire as of or within 60 days after February 5, 2018 pursuant to restricted stock units and related dividend equivalent rights thereon, including shares which retirement eligible individuals have a right to acquire upon retirement. These shares are included for purposes of calculating the percentage ownership of each individual named above and all directors and executive officers as a group as described in footnote (5) below, but are not deemed to be outstanding as to any other person.

(5)
As of February 5, 2018, the directors and executive officers of Hawaiian Electric as a group and each individual named above beneficially owned less than one percent of the record number of outstanding shares of HEI common stock as of that date and no shares were pledged as security.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Related Person Transactions
The HEI Board has adopted a related person transaction policy that is specifically incorporated in HEI’s Corporate Code of Conduct, which is available for review at www.hei.com/govdocs. The Corporate Code of Conduct, including the related person transaction policy, also applies to Hawaiian Electric and its subsidiaries. The related person transaction policy is specific to transactions between the Company and related persons such as executive officers and directors, their immediate family members or entities with which they are affiliated in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. Under the policy, the HEI Board, acting through the HEI Nominating and Corporate Governance Committee, will approve a related person transaction involving a director or an officer if the HEI Board determines in advance that the transaction is not inconsistent with the best interests of HEI and its shareholders and is not in violation of HEI’s Corporate Code of Conduct.
There have been no transactions since January 1, 2017, and there are no currently proposed transactions, in which Hawaiian Electric or any of its subsidiaries was a participant, the amount involved exceeds $120,000, and any related person (as defined in Item 404 of Regulation S-K) had or will have a direct or indirect material interest.
Director Independence
Hawaiian Electric has a guarantee with respect to 6.5% cumulative quarterly income preferred securities series 2004 (QUIPS) listed on the NYSE. Because HEI has common stock listed on NYSE and Hawaiian Electric is a wholly-owned subsidiary of HEI, HEI is subject to the corporate governance listing standards in Section 303A of the NYSE Listed Company Manual but Hawaiian Electric is exempt from certain NYSE listing standards, including Sections 303A.01 and 303A.02 regarding director independence.
Although Hawaiian Electric is exempt from NYSE listing standards 303A.01 and 303A.02, Hawaiian Electric voluntarily endeavors to comply with these standards for director independence. The HEI Nominating and Corporate Governance Committee assists the Hawaiian Electric Board with its independence determinations.
For a director to be considered independent under NYSE listing standards 303A.01 and 303A.02, the Hawaiian Electric Board must determine that the director does not have any direct or indirect material relationship with Hawaiian Electric or its parent or subsidiaries apart from his or her service as a director. The NYSE listing standards also specify circumstances under which a director may not be considered independent, such as when the director has been an employee of the Company within the last three fiscal years, if the director has had certain relationships with the Company’s external or internal auditor within the last three fiscal years or when the Company has made or received payments for goods or services to or from entities with which the director or an immediate family member of the director has specified affiliations and the aggregate amount of such payments in any year within the last three fiscal years exceeds the greater of $1 million or 2% of such entity’s consolidated gross revenues for the last fiscal year.
The HEI Nominating and Corporate Governance Committee and the Hawaiian Electric Board considered the information below, which was provided by Hawaiian Electric directors and/or by HEI and its subsidiaries, concerning relationships between (i) Hawaiian Electric or its affiliates and (ii) the director, the director’s immediate family members or entities with which such directors or immediate family members have certain affiliations. Based on its consideration of the relationships described below and the recommendations of the HEI Nominating and Corporate Governance Committee, the Hawaiian Electric Board determined that all of the nonemployee directors of Hawaiian Electric (Messrs. Burke, Dahl, Johns, Kane, Kobayashi, Taketa and Watanabe) are independent. The remaining directors of Hawaiian Electric, Ms. Lau and Mr. Oshima, are employee directors and hence are not independent.

1.
With respect to Messrs. Johns, Kane, Taketa and Watanabe, the Hawaiian Electric Board considered amounts paid during the last three fiscal years to purchase electricity from Hawaiian Electric (the sole public utility providing electricity to the island of Oahu) by entities by which the director was employed or a family member of the director was an executive officer. None of the amounts paid by these entities for electricity (excluding pass-through charges for fuel, purchased power and Hawaii state revenue taxes) within the last three fiscal years exceeded the NYSE threshold that would automatically result in a director not being independent. The Hawaiian Electric Board also considered that Hawaiian Electric is the sole source of electric power on the island of Oahu and that the rates Hawaiian Electric charges for electricity are fixed by state regulatory authority. Since purchasers of electricity from Hawaiian Electric have no choice as to supplier and no ability to negotiate rates or other terms, the Hawaiian Electric Board determined that these relationships do not impair the independence of Messrs. Johns, Kane, Taketa or Watanabe.

2.
With respect to Mr. Kane, the Hawaiian Electric Board considered the amount of charitable contributions during the last three fiscal years from HEI and its subsidiaries to the nonprofit organization where he served as an executive officer and modest fees paid during the last three fiscal years to such organization for management of grant and scholarship programs. In concluding that such charitable donations and management fees did not affect Mr. Kane's independence, the Hawaiian Electric Board considered that none of the foregoing amounts within the last three fiscal years exceeded the NYSE threshold that would automatically result in a director not being independent. The Hawaiian Electric Board also considered the fact that Company policy requires that charitable contributions from HEI or its subsidiaries to entities where a director serves as an executive officer, and where the director has a direct or indirect material interest, and the aggregate amount would exceed $120,000 in any single fiscal year, be pre-approved by the HEI Nominating and Corporate Governance Committee and ratified by the Board.

3.
With respect to Messrs. Johns, Kane and Watanabe, the Hawaiian Electric Board considered other director or officer positions held by those directors at entities for which a Hawaiian Electric officer serves or served as a director and determined that none of these relationships affected the independence of these directors. None of these relationships resulted in a compensation committee interlock or would automatically preclude independence under the NYSE standards.

4.
With respect to Mr. Johns, the Hawaiian Electric Board considered modest fees paid during the last three fiscal years by HEI and its subsidiaries for banking-related services to a bank where a relative of Mr. Johns is an executive. The Hawaiian Electric Board considered that none of the foregoing amounts within the last three fiscal years exceeded the NYSE threshold that would automatically result in a director not being independent.

5.
With respect to Mr. Kobayashi, the Hawaiian Electric Board determined that the service of his father as an ASB director; ordinary course of business, market term loans between ASB and certain entities in which Mr. Kobayashi or his family members have an ownership interest; and the participation in a utility electric vehicle charging station pilot project of a property in which Mr. Kobayashi has an ownership interest did not impair Mr. Kobayashi’s independence as a Hawaiian Electric director.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES
Principal accountant fees
The following table sets forth the fees paid or payable to Deloitte & Touche LLP (Deloitte), Hawaiian Electric's independent registered public accounting firm for 2017, with comparative amounts for 2016 that were paid or payable to PricewaterhouseCoopers LLP (PwC), Hawaiian Electric’s former independent registered public accounting firm:

	2017	2016
Audit fees (principally consisted of fees associated with the audit of the consolidated financial statements and internal control over financial reporting (Sarbanes-Oxley Act of 2002, Section 404), quarterly reviews, issuances of letters to underwriters, statutory audits, review of registration statements and issuance of consents)	$1,375,000	$1,304,000
Audit-related fees (primarily consisted of fees associated with the audit of the financial statements of certain employee benefit plans in 2016, agreed upon procedures in 2016 and 2017, and consultation on financial accounting and reporting standards and pre-implementation assessment of controls in 2017)	468,000	77,775
Tax fees (consisted of review of income tax returns, generation repair studies and tax compliance and technical support)	—	123,404
All other fees	—	—
	$1,843,000	$1,505,179
Pre-Approval Policies
Pursuant to its charter, the Hawaiian Electric Audit Committee provides input to the HEI Audit Committee regarding pre-approval of all audit and permitted non-audit services of the independent registered public accounting firm engaged to audit the Consolidated Financial Statements with respect to Hawaiian Electric. The Hawaiian Electric Audit Committee may delegate this responsibility to one or more of its members, provided that such member or members report to the full committee at its next regularly scheduled meeting any such input provided to the HEI Audit Committee. The Hawaiian Electric Audit Committee has delegated such responsibility to its chairperson. With such input, the HEI Audit Committee pre-approved all of the audit and audit-related services reflected in the table above.

Appendix A

2017 Edison Electric Index (EEI) Peers for HEI Long-Term Incentive Plan
Relative Total Shareholder Return Metric
The EEI is an association of U.S. shareholder-owned electric companies that are representative of comparable investment alternatives to HEI. The EEI’s members serve virtually all of the ultimate customers in the shareholder-owned segment of the industry and represent approximately 70% of the U.S. electric power industry.

ALLETTE, Inc.	MDU Resources Group Inc.
Alliant Energy Corp.	MGE Energy Inc.
Ameren Corp.	NextEra Energy Inc.
American Electric Power Co.	NiSource Inc.
Avista Corp.	Northwestern Corp.
Black Hills Corp.	OGE Energy Corp.
Centerpoint Energy Inc.	Otter Tail Corp.
CMS Energy Corp.	PG&E Corp.
Consolidated Edison Inc.	Pinnacle West Capital Corp.
Dominion Resources Inc.	PNM Resources Inc.
DTE Energy Co.	Portland General Electric
Duke Energy Corp.	PPL Corp.
Edison International	Public Service Enterprise Group Inc.
El Paso Electric Co.	SCANA Corp.
Empire District Electric Co.	Sempra Energy
Entergy Corp.	Southern Co.
Eversource Energy	Unitil Corp.
Exelon Corp.	Vectren Corp.
FirstEnergy Corp.	WEC Energy Group Inc.
Great Plains Energy Inc.	Westar Energy Inc.
Hawaiian Electric Industries Inc.	Xcel Energy Inc.
IDACORP Inc.

Appendix B

Reconciliation of GAAP1 to Non‑GAAP Measures
Hawaiian Electric reports its financial results in accordance with accounting principles generally accepted in the United States of America (GAAP). However, HEI and Hawaiian Electric management use certain non‑GAAP measures to evaluate the performance of HEI and its subsidiaries and Hawaiian Electric and its subsidiaries, respectively. Management believes these non‑GAAP measures provide useful information and are a better indicator of our core operating activities. Adjusted earnings and other financial measures as presented below may not be comparable to similarly titled measures used by other companies. The table below provides a reconciliation of GAAP earnings to non‑GAAP adjusted earnings for the Utilities and HEI.

Hawaiian Electric Company, Inc. and Subsidiaries
Hawaiian Electric Industries, Inc. and Subsidiaries
Unaudited
(in millions)

	Years ended December 31
	2017	2016	2015	2014
UTILITY NET INCOME
GAAP (as reported)	$120.0	$142.3	$135.7
Excluding special items (after‑tax) for EICP and LTIP purposes:
Federal tax reform impacts[2]	9.2	—	—
Non‑GAAP (adjusted) net income for 2017 EICP purposes	129.1
Excluding special items (after‑tax) for LTIP purposes only:
Rate adjustment mechanism reversion to lagged method[3]	13.9
Costs related to the terminated merger with NextEra Energy	—	0.1	0.5
Costs related to the terminated LNG contract	—	2.1	—
PUC decoupling order imposing changes in Hawaiian Electric's RAM	7.7	7.7	7.7
Non‑GAAP (adjusted) net income for 2015-17 LTIP purposes	$150.7	$152.2	$143.9
UTILITY RETURN ON AVERAGE COMMON EQUITY (%)
Based on GAAP	6.6	8.1	8.0
Based on non‑GAAP (adjusted) for 2015‑17 LTIP purposes	8.2	8.6	8.4
HEI CONSOLIDATED NET INCOME
GAAP (as reported)	$165.3	$248.3	$159.9	$168.1
Excluding special items (after‑tax) for LTIP purposes:
Federal tax reform and related impacts[2]	14.2	—	—	—
Rate adjustment mechanism reversion to lagged method[3]	13.9	—	—	—
(Income) expenses relating to terminated merger with NextEra Energy	—	(60.3)	15.8	4.9
Costs related to the terminated LNG contract	—	2.1	—	—
PUC decoupling order imposing changes in Hawaiian Electric’s RAM	7.7	7.7	7.7	—
ASB Pension defeasement	0.7	0.3	0.4	—
Non‑GAAP (adjusted) net income for 2015‑17 LTIP purposes	$201.7	$198.0	$183.8	$173.0
HEI CONSOLIDATED BASIC EARNINGS PER SHARE
Based on GAAP	$1.52	$2.30	$1.50	$1.65
Based on non‑GAAP (adjusted) for 2015‑17 LTIP purposes	$1.85	$1.83	$1.73	$1.70
Note: Columns may not foot due to rounding.
1 Accounting principles generally accepted in the United States of America
2 Primarily reflects the impacts of lower rates enacted by federal tax reform on the deferred tax net asset balances
3 Reflects reversion of RAM to the lagged method of revenue recognition